Exhibit 1

MAGNA

Magna International Inc.

Annual Information Form

March 30, 2011

BODY & CHASSIS SYSTEMS | POWERTRAIN SYSTEMS | EXTERIOR SYSTEMS SEATING SYSTEMS | INTERIOR SYSTEMS | VISION SYSTEMS | CLOSURE SYSTEMS | ROOF SYSTEMS | ELECTRONIC SYSTEMS | HYBRID & ELECTRIC VEHICLES/SYSTEMS | VEHICLE ENGINEERING & CONTRACT ASSEMBLY

www.magna.com

ANNUAL INFORMATION FORM

In this document, referred to as the “Annual Information Form”, the terms “you” and “your” refer to the shareholder, while “we”, “us”, “our”, “Company” and “Magna” refer to Magna International Inc. and, where applicable, its subsidiaries. All amounts referred to in this Annual Information Form are presented in U.S. dollars, in each case, unless otherwise stated. In this Annual Information Form, a reference to “fiscal year” is a reference to the fiscal or financial year from January 1 to December 31 of the year stated. In this document, references to specific customers include the customers’ operating divisions and subsidiaries, unless otherwise stated.

The information in this Annual Information Form is current as of March 22, 2011, unless otherwise stated.

FORWARD-LOOKING STATEMENTS

This Annual Information Form contains statements that constitute “forward-looking statements” within the meaning of applicable securities legislation, including, but not limited to, statements relating to: implementation of our business strategy; future growth prospects of our business, including through acquisitions or joint ventures; and estimates of future environmental clean-up and remediation costs. The forward-looking information in this Annual Information Form is presented for the purpose of providing information about management’s current expectations and plans and such information may not be appropriate for other purposes. Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “outlook”, “project”, “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements. Any such forward-looking statements are based on information currently available to us, and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation:

•                  the potential for a slower than anticipated economic recovery or a deterioration of economic conditions;

•                  production volume levels;

•                  the potential bankruptcy of a major automotive customer;

•                  the inability of sub-suppliers to timely accommodate demand for their parts;

•                  the impact of the insolvency or bankruptcy of a critical supplier;

•                  the highly competitive nature of the automotive parts supply business;

•                  a reduction in outsourcing by our customers or the loss of a material production or assembly program;

•                  the termination or non-renewal by our customers of any material production purchase order;

•                  a shift away from technologies in which we are investing;

•                  restructuring, downsizing and/or other significant non-recurring costs;

•                  impairment charges related to goodwill, long-lived assets and future tax assets;

•                  our ability to diversify our sales;

•                  shifts in market shares among vehicles or vehicle segments, or shifts away from vehicles on which we have significant content;

•                  our ability to shift our manufacturing footprint to take advantage of opportunities in growing markets;

•                  risks of conducting business in foreign countries, including China, India, Brazil, Russia and other growing markets;

•                  exposure to elevated commodities prices;

•                  our ability to negotiate favourable borrowing terms or secure sufficient borrowing limits;

•                  the impact of potential disruptions in the capital and credit markets;

•                  uncertainty with respect to the financial condition of a number of governments, particularly in Europe;

•                  fluctuations in relative currency values;

•                  our ability to successfully identify, complete and integrate acquisitions;

•                  pricing pressures, including our ability to offset price concessions demanded by our customers;

•                  warranty and recall costs;

•                  our ability to compete successfully in non-automotive business in which we pursue opportunities;

•                  changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates, as well as our ability to fully benefit tax losses;

•                  other potential tax exposures;

•                  legal claims against us;

•                  work stoppages and labour relations disputes;

•                  changes in credit ratings assigned to us;

•                  changes in laws and governmental regulations;

•                  costs associated with compliance with environmental laws and regulations;

•                  our non-controlling interest in Magna E-Car Systems;

•                  our ability to recover our initial or any potential subsequent investment(s) in Magna E-Car Systems; and

•                  risks related to the electric vehicle industry itself.

In evaluating any forward-looking statements in this Annual Information Form, we caution readers not to place undue reliance on any forward-looking statements. Readers should specifically consider the various factors, including those contained under “ITEM 3. DESCRIPTION OF THE BUSINESS - RISK FACTORS”, which could cause actual events or results to differ materially from those indicated by our forward-looking statements.  Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this Annual Information Form to reflect subsequent information, events, results or circumstances or otherwise.

Magna International Inc. AIF

i

ITEM 1.  CORPORATE STRUCTURE

Issuer

We were incorporated under the laws of the Province of Ontario, Canada on November 16, 1961.  Our charter documents currently consist of restated articles of incorporation dated December 31, 2010, which were issued pursuant to the Business Corporations Act (Ontario).

Our registered and head office is located at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

Plan of Arrangement

On August 31, 2010, Magna completed a plan of arrangement (the “Arrangement”) that eliminated our dual-class share structure. As a result of the Arrangement, Magna is no longer indirectly controlled by the Stronach Trust, and our Common Shares are now widely-held. See “ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS - Financings and Securities Transactions - Plan of Arrangement To Collapse Dual-Class Share Structure ”.

Stock Split

On November 24, 2010, we completed a two-for-one stock split (the “Stock Split”), implemented by way of a stock dividend, as a result of which shareholders of record at the close of business on November 16, 2010 received one additional Common Share for each Common Share held.

Subsidiaries

A list of our principal subsidiaries and their respective jurisdictions of incorporation as of December 31, 2010 is set out on Schedule A.  Our legal structure (including that of our subsidiaries) is not necessarily indicative of our operational structure.

ITEM 2.  GENERAL DEVELOPMENT OF THE BUSINESS

OVERVIEW

We are the most diversified global automotive supplier.  We design, develop and manufacture technologically advanced automotive systems, assemblies, modules and components, and engineer and assemble complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks.  As at December 31, 2010, we employed over 96,000 people in 256 manufacturing operations and 82 product development, engineering and sales centres, in 26 countries. Our capabilities include:

• Interior Systems	• Exterior Systems
• Seating Systems	• Powertrain Systems
• Closure Systems	• Roof Systems
• Body and Chassis Systems	• Vehicle Engineering & Contract Assembly
• Vision Systems	• Hybrid and Electric Vehicles/Systems
• Electronic Systems	(through our Magna E-Car Systems partnership)

Reporting Segments

We operate internationally through divisions, each of which functions as an autonomous business unit operating within pre-determined guidelines. Our divisions have been aligned on a geographic basis in order to meet the needs of our customers and respond to regional economic and industry factors.  Accordingly, we operate in three separate geographic reporting segments - North America, Europe and Rest of World. In conjunction with the completion of the Arrangement, our Magna E-Car Systems partnership (“E-Car Systems”) is managed separately from our other operations. We also maintain corporate and other operations, which constitute a separate reportable segment, that support or are ancillary to our automotive and other operations. Our external sales by reporting segment for 2010 and 2009 were as follows:

REPORTING SEGMENT	2010	2009
	(U.S. dollars, in millions)
North America	$12,597	$8,140
Europe	10,327	8,461
Rest of World	1,097	735
E-Car Systems	18	12
Corporate and Other	63	19
Total	$24,102	$17,367

Geographic Markets and Customers

North America

Our North American production sales accounted for approximately 49% and 43% of our consolidated sales for 2010 and 2009, respectively. Our primary customers in North America in 2010 included BMW, Daimler, Fiat/Chrysler Group, Ford, General Motors, Honda, Hyundai-Kia Group, Mazda, Renault-Nissan, Suzuki, Toyota and Volkswagen Group.

Our top ten North American programs based on 2010 production sales were:

CAPABILITIES REPRESENTED
CUSTOMER(S)	VEHICLE(S)	BODY & CHASSIS SYSTEMS	INTERIOR SYSTEMS	SEATING SYSTEMS	EXTERIOR SYSTEMS	POWERTRAIN SYSTEMS	VISION SYSTEMS	ELECTRONIC SYSTEMS	CLOSURE SYSTEMS
General Motors	Full-Size SUVs & Pick-ups	¢	¢		¢	¢	¢		¢
Chrysler, Volkswagen	Chrysler Town & Country, Dodge Caravan/Grand Caravan, VW Routan	¢	¢	¢	¢	¢	¢	¢	¢
Ford, Mazda	Ford Escape, Mercury Mariner, Mazda Tribute	¢	¢	¢	¢	¢	¢	¢	¢
General Motors	Buick Enclave, Chevrolet Traverse, GMC Acadia, Saturn Outlook	¢	¢		¢	¢	¢		¢
General Motors	Chevrolet Equinox, GMC Terrain	¢		¢	¢	¢	¢	¢	¢
Ford	Ford Edge, Lincoln MKX	¢		¢	¢	¢	¢	¢	¢
Ford	Ford Fusion, Mercury Milan, Lincoln MKZ	¢	¢		¢	¢	¢	¢	¢
Ford	F-Series, Lincoln Mark LT	¢	¢		¢	¢	¢	¢	¢
Daimler	Mercedes-Benz M-Class, R - Class, GL-Class	¢		¢	¢	¢	¢
Chrysler	Jeep Wrangler	¢		¢	¢	¢	¢		¢

Note: Capabilities represented may not be on each vehicle or each trim level of each vehicle. Additionally, our capabilities in each product area range from components to full systems, only some of which may be represented on any particular program.

Europe

Our European production and vehicle assembly sales accounted for approximately 39% and 44% of our consolidated sales for 2010 and 2009, respectively. Our primary customers in Europe in 2010 included Aston Martin, BMW, Daimler, Fiat/Chrysler Group, Ford, GAZ, Geely Group, General Motors, Honda, Hyndai-Kia Group, PSA Peugeot Citroën, Renault-Nissan, Spyker, Suzuki, Tata Motors, Toyota, and Volkswagen Group.

Our top ten European programs based on 2010 production and vehicle assembly sales were:

CAPABILITIES REPRESENTED
CUSTOMER(S)	VEHICLE(S)	ENGINEERING & ASSEMBLY	BODY & CHASSIS SYSTEMS	INTERIOR SYSTEMS	SEATING SYSTEMS	EXTERIOR SYSTEMS	ROOF SYSTEMS	POWERTRAIN SYSTEMS	VISION SYSTEMS	ELECTRONIC SYSTEMS	CLOSURE SYSTEMS
BMW	X3	¢	¢	¢				¢	¢
BMW	MINI Countryman	¢	¢	¢		¢		¢	¢		¢
PSA Peugeot Citroën	Peugeot RCZ	¢	¢	¢	¢	¢		¢	¢	¢
Daimler	Mercedes-Benz G-Class	¢	¢	¢			¢	¢
BMW	MINI One/Cooper		¢	¢		¢		¢	¢		¢
Daimler	Mercedes-Benz C-Class		¢	¢		¢			¢		¢
Volkswagen	Audi Q5		¢	¢	¢				¢		¢
Volkswagen	Transporter		¢		¢	¢		¢	¢
Aston Martin	Rapide	¢	¢						¢
Daimler	smart fortwo		¢		¢				¢	¢	¢

Note: Capabilities represented may not be on each vehicle or each trim level of each vehicle. Additionally, our capabilities in each product area range from components to full systems, only some of which may be represented on any particular program.

Rest of World

Our Rest of World production sales accounted for approximately 4% of our consolidated sales in each of 2010 and 2009. Our primary customers in Rest of World in 2010 included Beijing Automobile, Brilliance Auto, BMW, Chang’an Auto, Chery Automobile, Daimler, Dongfeng, Fiat/Chrysler Group, First Automobile Works, Ford, Geely Group, General Motors, Great Wall Motor Company, Guangzhou Automobile, Honda, Hyundai-Kia Group,

Mazda, Mitsubishi, Proton, PSA Peugeot Citroën, Renault-Nissan, Shanghai Automotive, Suzuki, Toyota and Volkswagen Group.

Customer Concentration

Worldwide sales to our six largest customers represented the following proportions of our consolidated sales in 2010 and 2009:

CUSTOMER	2010	2009
General Motors	20%	18%
Ford	14%	15%
Fiat/Chrysler Group	13%	11%
BMW	13%	16%
Volkswagen Group	11%	12%
Daimler	9%	10%
Other	20%	18%
Total	100%	100%

RECENT TRENDS IN THE AUTOMOTIVE INDUSTRY

A number of general trends have been impacting the automotive industry and our business in recent years, and are expected to continue, including the following:

Pricing Pressures

Automobile manufacturers have sought ways to reduce their costs of producing vehicles as competition for market share has become more intense. In addition to seeking cost efficiencies in their own production, marketing and administrative structures, automobile manufacturers have placed significant pressure on automotive suppliers to reduce the price of their components, assemblies, modules and systems. This pricing pressure has historically come in different forms, including: long-term agreements containing pre-determined price reductions for each year of a vehicle production program; incremental annual price reduction demands, in addition to those contained in any long-term agreement and often including significant demands for retroactive price reductions; pressure to absorb more design and engineering costs previously paid for by the automobile manufacturer and to recover these costs through amortization in the piece price of the particular components designed or engineered by the supplier; pressure to assume or offset commodities cost increases, including steel and resins; and pressure to own and/or capitalize tooling and recover these costs through amortization in the piece price of the components produced by this tooling. In many cases, automotive suppliers bear the risk of not being able to fully recover the design, engineering and tooling costs if the particular vehicle production volumes are lower than anticipated or if programs are terminated early. In addition, automobile manufacturers continue to request that their automotive suppliers bear the cost of the repair and replacement of defective products that are either covered under the automobile manufacturers’ warranty and/or are the subject of a recall.

Increasing Consumer Demand and Government Support for, and Industry Focus on, Fuel-Efficient and Environmentally-Friendly Vehicles

Periodically elevated fuel prices, growing consumer awareness of environmental issues and other factors have increased consumer demand for vehicles that are lighter, more fuel-efficient and environmentally-friendly. Additionally, governments have shown greater willingness to provide incentives for consumers to purchase more fuel-efficient and environmentally-friendly vehicles or to trade-in their older, less efficient vehicles. In addition, automobile manufacturers are becoming increasingly focused on the development and manufacture of hybrid, electric and other alternative-energy vehicles. Automotive suppliers which emphasize technological innovation and broad product capabilities are expected to benefit from the growing demand for these features.

Governmental Regulation of the Global Automotive Industry

The automotive industry is subject to greater governmental regulation seeking to promote higher corporate average fuel economy, reduce vehicle emissions, increase vehicle recyclability and improve vehicle safety. While increased regulation generally presents new challenges for the automotive industry, it may also provide opportunities for automotive suppliers that produce and market new products and technologies.

Growth of the Automotive Industry Outside of Our Traditional Markets

The local demand for vehicles in China, India, Brazil and Russia and other growing markets continues to increase. This increasing local demand has helped boost the local automotive industry in these countries and has attracted investments in manufacturing from North American, European and Asian-based automobile manufacturers, through stand-alone investments and/or joint ventures with local partners. More recently, there has been increasing migration of component and vehicle design, development and engineering to certain of these markets. Automotive suppliers have followed, and will likely continue to follow, the expansion of automobile manufacturers into these regions. While this expansion may provide new opportunities for automotive suppliers, it may also result in exposure to a number of risks of conducting business in such markets.

Growth of Cooperative Arrangements

In order to achieve economies of scale and defray development costs, competing automobile manufacturers are increasingly entering into cooperative alliances and arrangements relating to: shared purchasing of components; joint engine, powertrain and/or platform development; engine, powertrain and platform sharing and other forms of cooperation. Cooperation among competing automobile manufacturers is expected to increase, particularly with respect to vehicle hybridization and electrification, in order to lower the entry cost and/or reduce the time to market for automobile manufacturers to compete in these vehicle segments. Similar cooperation is also becoming more common between Tier 1 and Tier 2 suppliers in order to support the global manufacturing footprints of automobile manufacturers.

Growth of A to D Vehicle Segments

The local demand for vehicles in growing markets consists primarily of demand for micro (A segment), sub-compact (B segment), compact (C segment) and mid-size (D segment) cars. Some of our largest traditional customers have historically not been as well represented in product offerings in the A and B vehicle segments. Automobile manufacturers that have established product offerings in these vehicle segments, and their preferred suppliers, will likely have an advantage in realizing the opportunities in these higher growth vehicle segments.

Prevalence of Vehicles Built From High-Volume Global Vehicle Platforms

Automobile manufacturers continue to increase the range of vehicles built from high-volume global platforms. This allows them to realize economies of scale and remain competitive, differentiate their products from those of their competitors, expand the number of market segments in which they compete, extend the life of existing vehicle platforms, respond to lifestyle trends and meet the tastes of consumers. This trend provides Tier 1 automotive suppliers increased opportunities to supply larger volumes of products which may be common across multiple vehicles built from the same platform and, in some cases, to provide niche vehicle engineering and assembly.

Some of these trends may present risks to our operations, profitability and/or financial condition. These risks are described in detail under “ITEM 3. DESCRIPTION OF THE BUSINESS - RISK FACTORS”, which all readers are strongly encouraged to consider carefully.

OUR BUSINESS STRATEGY

We have undertaken a number of significant actions in recent years such as: restructuring and right-sizing our manufacturing operations, primarily in North America; shifting and expanding our manufacturing to take advantage of growing markets; reducing fixed costs; implementing a more focused capital spending strategy; focusing on operational excellence and effective use of our assets; and seeking opportunities for successor and takeover business and in-sourcing, including to protect our supply of components. These and other actions have been instrumental in allowing us to maintain the strength of our balance sheet, preserving our cash and retaining our position as a leading global automotive supplier.

As part of our strategy, we seek to continuously improve our operations and refine our product strategy. More generally, we aim to capitalize on the recent trends in the automotive industry discussed above, including by continuing to optimize our global manufacturing footprint, broadening our sales base, continuing to emphasize technology and innovation, capitalizing on our broad capabilities and seeking to grow our sales through new, successor and takeover business. The main elements of our business strategy are described below.

Continuous Improvement

We maintain an ongoing focus on continuous improvement of our manufacturing and assembly operations to achieve our goal of being the best automotive supplier in terms of quality, efficiency, innovation and profitability. We continue to place strong emphasis on turning around underperforming divisions and on successfully launching programs that commence production in 2011.

Diversifying our Sales Base

Although we have sales to all of the world’s largest automobile manufacturers and are present in all significant automobile producing regions in the world, a substantial proportion of our business has traditionally been with the Detroit 3 automobile manufacturers in North America, and the German-based automobile manufacturers in Western Europe. In addition, our business has been primarily focused on the D and higher vehicle segments, with much of our A to C segment business in the luxury brands. Our strategy is to further diversify our concentration of sales, as appropriate opportunities arise:

By Customer: by increasing the proportion of our business with an expanded customer base, including with Asian-based automobile manufacturers,

By Region:  by increasing the proportion of our business in growing markets, and

By Vehicle Segment: by increasing the proportion of our business in the A to C (micro to compact car) segments.

We have made progress in diversifying our sales base through organic growth, takeover business and strategic acquisitions. However, we aim to further diversify our sales base in coming years by continuing to demonstrate our technical capabilities and quality and pursuing new programs and takeover business in light of recent and future consolidation and cooperation in the automotive supply industry.

In addition to our strategy of diversifying our automotive sales base, we are pursuing opportunities in areas that are complementary to our existing automotive design, engineering and manufacturing capabilities, such as: various components for heavy trucks; stamped and molded components for consumer durables, including household appliances; and structural elements and panels for solar equipment. The aim of this strategy is to allow us to more efficiently use our capital assets, technological know-how and manufacturing capacity.

Emphasizing and Investing in Technology and Innovation

We believe that one of the cornerstones of our past success has been our commitment to research, development and technological innovation.  This commitment is enshrined in our Corporate Constitution, which requires us to annually allocate a minimum of 7% of our Pre-Tax Profits (as defined in the Corporate

Constitution) to research and development. Historically, we have far exceeded this minimum threshold. We intend to continue directing significant effort to bringing new products and processes to market and will also seek to develop, purchase or license innovative technologies that we believe will provide additional value to us and our customers. This commitment will be particularly important given the recent trend towards more fuel-efficient, environmentally-friendly and lighter vehicles, and the growing industry focus on development of hybrid, electric and other alternative-energy vehicles. Recent examples of this strategic emphasis include:

•  the opening, in March 2011, of the Magna-NRC Composites Centre of Excellence, a collaborative partnership with the National Research Council of Canada (NRC) that is dedicated to research, development and commercialization in the area of thermoplastic and other composites; and

•  efforts across a number of our product capabilities aimed at developing lighter weight products designed to increase strength while reducing weight and fuel consumption, key elements of the next generation of safer, more affordable, environmentally-friendly and fuel efficient vehicles.

In 2010, our Seating systems operations received an Innovation Award in the environmental category from the Society of Plastics Engineers (“SPE”) Automotive Division for a new technology that converts polyurethane foam scrap into renewed polyol. In addition, our Exteriors and Interiors systems operations received the Grand Award at the SPE Central Europe Automotive Awards, which annually honour the most innovative use of automotive plastics, for their innovative front-end carriers manufactured through an injection molding process that combines stamped aluminum reinforcements and a mat of reinforced thermoplastic material that replaces traditional steel stampings.

Our efforts regarding new products and processes have generated a number of recent innovations, including those referenced under “ITEM 3. DESCRIPTION OF THE BUSINESS - PRODUCTS AND SERVICES”.

Optimizing our Global Footprint

In recognition of the fact that much of the future growth potential in the automotive industry lies in growing markets outside of our North America and Western Europe markets, we will continue to optimize our global footprint to take advantage of increasing vehicle production in growing markets, primarily in China, India, Brazil, Russia and various countries in Eastern Europe. Our manufacturing presence outside of our traditional North America and Western Europe markets has grown from 11 manufacturing facilities in 2000 to 61 manufacturing facilities in 2010. While engaging in this geographic expansion, we are focused on ensuring that we can successfully compete in products that can be delivered globally to take advantage of the continuing trend towards building high volumes of vehicles from single global platforms.

Continuing to Capitalize on our Strong Customer Relationships Globally

We currently possess a major market share in a number of product areas in which we compete and maintain strong relationships with most major automobile manufacturers globally. As a result of these relationships our production sales in 2010 in North America, Europe and Rest of World were $11.8 billion, $7.1 billion and $1.0 billion, respectively. In the Rest of World, the production sales levels represented the eighth consecutive year of growth. We will continue to pursue the award of new programs from our customers, with particular emphasis on global programs and expansion in growing markets, while maintaining our position in our traditional markets through innovation in technology, processes and products.

Refining Product Strategy

We continue to refine our product strategy based on our current and planned manufacturing footprint, the technological innovations we possess or are bringing to market and the competitive position of our products. In connection with this initiative, we intend to focus on customers that are most willing to work for our mutual benefit, including through joint improvement of efficiencies and reduction of costs. Our priorities include capital expenditures, research and development investment and acquisitions that are aimed at achieving this refined product strategy, improving our innovation roadmap and diversifying our sales base.

Capitalizing on our Broad Capabilities

We have the expertise to work with our customers from concept to completion, from the design and engineering of a complete vehicle and its systems through to its final assembly.  We are a leading supplier of advanced, total vehicle engineering, the world’s largest independent assembler of complete vehicles and we produce components, modules and systems for most major areas of a vehicle. Our broad product capabilities distinguish us from our competitors and we intend to capitalize on these capabilities to continue to secure new and takeover business.

OPERATING STRUCTURE AND PRINCIPLES

Decentralization

We follow a corporate policy of functional and operational decentralization, which we believe increases flexibility, customer responsiveness and productivity. Our manufacturing and assembly operations are conducted through divisions, each of which is an autonomous business unit operating within pre-determined guidelines. Each division is a separate profit center under the authority of a general manager who has the discretion to determine rates of pay, hours of work, sources of supply and contracts to be performed, within the framework of our Corporate Constitution and our Employee Charter. Our divisions are aligned by geographic region in each of our product areas.  Within a number of our product areas, we have regional management teams that are responsible for maintaining key customer, supplier and government contacts in their respective markets, and centrally managing key aspects of our operations while permitting our divisions enough flexibility through our decentralized structure to foster an entrepreneurial environment. Our management teams in North America and Europe coordinate advanced systems development and manufacturing, allocate capital, coordinate our mergers and acquisitions and strategic alliances strategy, ensure customer and employee satisfaction and manage succession planning within their respective regions.  Corporate management also interfaces with the investment community and our entire executive management team is responsible for our long-term strategic planning and future growth, as well as monitoring the performance of the management of our divisions.

Operating Principles

We are committed to a number of operating principles, including employee equity participation and profit sharing, incentive-based management compensation and an employee charter.  See “ITEM 3. DESCRIPTION OF THE BUSINESS - HUMAN RESOURCES”.

RECENT DEVELOPMENTS IN OUR BUSINESS

Acquisitions and Divestitures

We have engaged in a number of acquisitions, divestitures, financings and securities transactions in the last three years, including those listed below. None of these acquisitions constitute “significant acquisitions” within the meaning of such term in National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian Securities Administrators.

2010

In December 2010, we completed the following acquisitions:

• Resil Minas, a supplier of seat frames and stampings. Resil Minas is located primarily in Brazil and has various customers that include Fiat, Ford, GM, Volkswagen, Iveco and PSA Peugeot Citroën;

• Pabsa S.A., a supplier of complete seats, foam products, trim covers and seat structures. Pabsa has three production facilities in Argentina; and

• Erhard & Söhne GmbH, a manufacturer of fuel tanks for commercial vehicles and other specialty tanks.  Erhard & Söhne is located in Germany and has sales to various customers including Man Group, Daimler and Scania Group.

In February 2010, we acquired Karmann Japan Co. Ltd. (“Karmann”), a convertible roof system supplier, which was combined with our roof system capabilities in Japan.

The total consideration for the Resil Minas, Pabsa, Erhard & Söhne and Karmann acquisitions and certain other acquisitions was $120 million, consisting of $106 million paid in cash (net of cash acquired) and $14 million of assumed debt.

In March 2010, we sold our Optera business which manufactures coated glass for touch screens used in non-automotive applications, including our 50% joint venture interest in Optera Technology (Xiamen) Co. Ltd. (“Optera China”) to TPK Holding Co., Ltd, our joint venture partner in Optera China,  for approximately $34 million.

2009

In June 2009, we acquired several facilities from Meridian Automotive Systems Inc. The facilities are located in the United States and Mexico and manufacture composites for various customers.

In May 2009, we acquired Cadence Innovation s.r.o., a manufacturer of exterior and interior systems. Cadence is located primarily in the Czech Republic with sales to various customers, including Skoda.

The total consideration for the Meridian and Cadence acquisitions and certain other acquisitions was $136 million, consisting of $50 million paid in cash and $86 million of assumed debt.

2008

In October 2008, we acquired:

• Technoplast, a supplier of plastic exterior and interior components. Technoplast is located in Nizhny Novgorod, Russia and currently supplies the GAZ group with components for several programs; and

• BluWav Systems LLC, a developer and supplier of electric and energy management systems for hybrid electric vehicles, plug-in hybrid vehicles and battery electric vehicles.

In June 2008, we were the successful bidder to acquire a substantial portion of the exteriors business and related assets of Plastech Engineered Products Inc., in a Chapter 11 sale out of bankruptcy. The acquired business supplies parts to various customers, including Chrysler, Ford and General Motors in the United States and Canada.

In May 2008, we acquired a facility from Ogihara America Corporation. The facility in Birmingham, Alabama manufactures major exterior and structural welded assemblies for sales to various customers, including Daimler.

The total consideration for the Technoplast, Blu Wav, Plastech, Ogihara and certain other acquisitions was $177 million, consisting of $158 million paid in cash and $19 million of assumed debt.

We continue to consider acquisitions that complement our current portfolio of automotive technologies or expand our product breadth, provided that any such acquisition furthers our overall business strategy including: expanding our customer base, expanding in growing markets and obtaining innovative technologies or other strategic assets. We will also continue to consider joint ventures with other suppliers in order to increase our business opportunities in various regions and enhance our relationships with certain automobile manufacturers. We generally analyze potential acquisitions and joint ventures using discounted cash flow criteria in an effort to secure appropriate returns and earnings growth.  Notwithstanding our acquisitions strategy, we expect that we will continue to expand primarily through organic growth.

Financings and Securities Transactions

Plan of Arrangement To Collapse Dual-Class Share Structure

On August 31, 2010, following approval by our then Class A Subordinate Voting and Class B Shareholders, we completed the court-approved Arrangement in which our dual-class share structure was collapsed. In addition, the transaction: (i) set a termination date and declining fee schedule for the consulting, business development and business services contracts we have in place with our Founder and Chairman, Frank Stronach, and certain entities affiliated with him; and (ii) established a partnership with certain affiliates of the Stronach family (the “Stronach Group”) to pursue opportunities in the vehicle electrification business. As part of the Arrangement, we purchased for cancellation all 726,829 outstanding Class B Shares, which were held indirectly by the Stronach Group, for $300 million in cash and 9 million newly issued Class A Subordinate Voting Shares (18 million Common Shares following the stock split discussed below). In addition, our Articles were amended to remove the Class B Shares from the authorized capital and to make non-substantive consequential changes, including renaming the Class A Subordinate Voting Shares as Common Shares and eliminating provisions which no longer apply due to the elimination of the Class B Shares.

Stock Split

On November 24, 2010, we completed the Stock Split. All of our equity-based compensation plans and arrangements were adjusted to reflect the issuance of additional Common Shares pursuant to the Stock Split.

Normal Course Issuer Bid

On November 9, 2010, the TSX accepted our Notice of Intention to Make a Normal Course Issuer Bid relating to the purchase of up to 8,000,000 Magna Common Shares (the “Bid”), representing 3.3% of our issued and outstanding Common Shares. The purposes of the Bid are purchases for cancellation to offset dilution resulting from the exercise of stock options, as well as purchases to fund our restricted stock unit program and/or our obligations to our deferred profit sharing plans. The Bid commenced on November 11, 2010 and will terminate no later than November 10, 2011. All purchases of Common Shares are made at the market price at the time of purchase in accordance with the rules and policies of the TSX. Purchases may also be made on the NYSE in compliance with Rule 10b-18 under the U.S. Securities Exchange Act of 1934. As at March 22, 2011, we have purchased 1,878,600 Common Shares pursuant to the Bid.

ITEM 3.  DESCRIPTION OF THE BUSINESS

We are the most diversified global automotive supplier.  We design, develop and manufacture technologically advanced automotive systems, assemblies, modules and components, and engineer and assemble complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks.  As at December 31, 2010, we had 256 manufacturing divisions and 82 product development, engineering and sales centres in 26 countries.

Our success is primarily dependent upon the levels of North American and European car and light truck production by our customers and the relative amount of content we have on various programs.  Customer production volumes in different regions are impacted by factors which may vary from one region to the next, including general economic and political conditions, interest rates, energy and fuel prices, international conflicts, labour relations issues, regulatory requirements, trade agreements, infrastructure, legislative changes, environmental emission and safety issues.  A number of other factors, discussed under “RISK FACTORS”, also affect our success, including such things as relative currency values, commodities prices, price reduction pressures from our customers, the financial condition of the automotive supply base and competition from manufacturers with operations in low-cost countries.

PRODUCTS AND SERVICES

Despite operating and managing our business on a geographic basis, we possess product and service capabilities which span across such geographic regions. Details regarding our product and service capabilities follow:

INTERIOR SYSTEMS

We design, engineer and manufacture interior components and systems for the global automotive industry.

CAPABILITIES

Sidewall and Trim Systems

▪   Interior Garnish Trim

▪   Door and Side Panels

▪   Package Trays

▪   Liftgate Trim

Cockpit Systems

▪   Cockpit Modules

▪   Instrument Panels

▪   Glove Boxes in Multiple Surface

    Materials

▪   Floor Consoles

Cargo Management Systems

▪   Sliding and Stationary Load Floors

▪   Accessible Floor Storage Bins

▪   Multi-Level Shelf Systems

▪   Integrated Cargo Organizers

Overhead Systems

▪   Complete Overhead Systems

▪   Headliner Substrates

▪   Sun Visors

▪   Grab Handles

▪   Overhead Consoles

Carpet and Loadspace Systems ▪ Wheelhouse Linings ▪ Floor and Trunk Trim ▪ Carpet ▪ Acoustic Countermeasures

The primary technologies and processes involved in the manufacturing of interior components and systems include low pressure and injection molding, compression molding, vacuum forming, slush molding, spray urethane and manual and automated assembly.

SEATING SYSTEMS

We develop and manufacture complete seating solutions and seat hardware systems for the global automotive industry. Our capabilities range from market and consumer research, full concept development, design and engineering, testing and validation to manufacturing.

CAPABILITIES

Complete Seating Solutions	Seat Structures and Mechanism	Foam & Trim Solutions
▪ Reconfigurable Seat Solutions	Solutions	▪ Conventional Foam
▪ In-Vehicle Stowable Seats	▪ Seat Structures	▪ Recycled Foam
▪ Ingress/Egress Solutions ▪ Comfort Systems ▪ Lightweight Seat Solutions ▪ Slim Seating ▪ Safety Systems Integration	▪ Manual and Power Recliners ▪ Manual and Power Adjusters (Fore/Aft and Lift) ▪ Seat Attach Latches ▪ Specialty Mechanisms (Stow-in-Floor; Stand Up; Reversible)	▪ Renewable Foam Formulations ▪ Black Foam ▪ Dual Firmness Foam ▪ Trim Covers (Cloth & Leather)

The technologies and processes used in the manufacture of seating and seat hardware systems include traditional “cut and sew” technology, manual and automated assembly, and our patented Multi-Material Mold-In-Place™ technology.

CLOSURE SYSTEMS

We engineer and manufacture closure systems and modules for the global automotive industry.

CAPABILITIES

Door Modules	Power Closure Systems	Handle Assemblies
▪ Structural Door Modules	▪ Power Sliding Doors	▪ Inside and Outside Handles
▪ Sealed Modules	▪ Power Liftgates
▪ Hardware Trim Modules	▪ Power Decklids	Driver Controls
▪ Integrated Trim Modules	▪ Anti-Pinch Strips	▪ Adjustable Pedals
▪ Integrated Inner Panel Module		▪ Fixed Pedals
▪ Liftgate and Tailgate Modules	Latching Systems	▪ Park Brakes
▪ Mid-Door Modules	▪ Side Door and Sliding Door Latches
▪ Complete Doors	▪ Hood and Liftgate Latches	Electronics
	▪ Tailgate and Decklid Latches	▪ Electronic Control Unit Design
Window Systems	▪ Cargo Door Latches	▪ Obstacle Detection and Anti-Pinch
▪ Dual Rail Cable and Drum Systems	▪ Rear Access Door Latches	▪ Non-Contact Sensing
▪ Single Rail Cable and Drum Systems
▪ Arm and Sector Systems
▪ Convertible Quarter Glass

The primary processes involved in the manufacture of closure systems and modules are light stamping, injection molding and manual and automated assembly.

BODY AND CHASSIS SYSTEMS

We provide body and chassis systems, as well as related engineering services, for the global automotive industry.

CAPABILITIES

Body Systems	Chassis Systems	Technology, Engineering and Tooling
▪ Complete Body-In-White	▪ Crossmember Assemblies	Systems
▪ Floor Pans	▪ Radiator Supports	▪ Program Management
▪ Underbody Assemblies	▪ Shock Towers	▪ Program Engineering
▪ Door, Hood and Deck Assemblies	▪ Engine Cradles	▪ Computer-Aided Engineering (CAE)
▪ Roof Panels	▪ Front and Rear Sub-Frame Assemblies	Design Verification
▪ Fender and Quarter Panels	▪ Front and Rear Suspension Modules	▪ Prototype Build
▪ Tailgate and Liftgate Assemblies	▪ Control Arms	▪ Testing and Validation
▪ A, B, C and D Pillars	▪ Frame Rails	▪ Tooling and Automated Systems
▪ Bumper Beams	▪ Full Frame Assemblies	▪ Research and Development
▪ Door Intrusion Systems
▪ Oil Strainers	Renewable Energy Structures
▪ Heat Shields	▪ Solar Energy Racking Systems
▪ Wind Turbine Components

We employ a number of different forming technologies such as hydroforming, stamping, hot stamping, roll forming, draw bending, advanced welding technologies, as well as finishing technologies such as e-coating, heat treating and high temperature wax coating.

VISION SYSTEMS

We design, engineer and manufacture vision systems for the global automotive industry.

CAPABILITIES

Interior Mirrors	Exterior Mirrors	Actuators
▪ Electrochromic (self-dimming) Mirror	▪ Electrochromic (self-dimming) Mirror	▪ Power Folding and Power Extending
Glass	Glass	▪ Exterior Glass Movement
▪ Telematics	▪ Framed and Frameless Glass	▪ Interior Mirror Adjustment
▪ Compass and Temperature	▪ TurnSignal Lighting	▪ Active Bend Lighting
▪ Displays	▪ Power Folding and Power Extending	▪ Heating, Ventilating and Air
▪ Sensor Integration	Technologies	Conditioning (HVAC)
▪ Bluetooth and Hands Free Conductivity	▪ Ground Illumination
▪ Navigation	▪ Integrated Blind Spot Detection	Electronic Vision Systems
▪ Microphone	▪ Integrated Cameras	▪ Full-color displays (including Backup
▪ Automatic Garage Door Openers	▪ Mirrors with Integrated Blind Zone Field	Displays)
▪ Electronic Toll Collection	of View	▪ Side Blind Zone Assist
	▪ Body-Matched Paint	▪ Lane Change Assist
▪ Lights for Rear and Side Visibility
▪ Exterior Glass Movement

The primary processes involved in the manufacture of our vision products include electronics integration, injection molding, painting and manual and automated assembly.

ELECTRONIC SYSTEMS

We design, engineer and manufacture electronic components and sub-systems for the global automotive industry.

CAPABILITIES

Driver Assistance and Safety Systems	Engine Electronics and Sensors	Body Systems and
▪ Image Vision Systems	▪ Liquid Level Sensors	Human-Machine Interface (HMI)
▪ Machine Vision Systems	▪ Glow Plug Control Units	▪ Body Controller
▪ Ranging Systems	▪ Sensors	▪ Displays
▪ Active Pedestrian Protection		▪ Mirror Electronics
	Industrial Products	▪ Humidity Sensors
Intelligent Power Systems	▪ Joysticks	▪ Trailer Modules
▪ Smart Actuators	▪ Fork-Lift-Truck Electronic Units
▪ Motor Controllers
▪ Relays

The primary processes involved in the manufacture of electronics products are surface mount placements of electronic components on printed circuit boards, and manual and automated assembly of electronic modules.

EXTERIOR SYSTEMS

We design, engineer and manufacture various exterior components and systems for the global automotive and commercial truck product markets.

CAPABILITIES

 Front and Rear Fascia Systems

▪ Front and Rear Fascias

▪ Energy Management Systems

 Sealing Systems

▪ Window Surround Modules

▪ Backlight, Belt, Windshield, Door

Surround and Roof Drip Moldings

▪ Door, Inner and Outer Belt Seals

▪ Complete Convertible Sealing Systems

 Exterior Trim and Lighting

▪ Body Side and Roof Ditch Moldings

▪ Wheel Opening Moldings

▪ Rocker Panels and Claddings

▪ Spoilers and Grilles
▪ Decklid and Pillar Appliques

▪ Roof Racks/Rails

▪ Static and Automated Running Boards

▪ Front and Rear Lighting

▪ Tonneau Covers

▪ Center High Mount Stop Light

(CHMSLS)

 Class A Composite Panels

▪ Body Panels, Door Panels and Quarter

Panels

▪ Fenders and Cab Skirts

▪ Deck Lids

▪ Hoods

▪ Roofs

▪ Liftgates and Tailgates

▪ Pickup Boxes

▪ Sunvisors

▪ Complete Roof Panels

 Modular Systems

▪ Front and Rear End Modules

▪ Soft Tops

▪ Liftgate Modules

▪ Roof Modules

 Engineered Glass

▪ Manual and Power Truck Sliding

Windows

▪ Front and Rear Quarter Windows

▪ Liftglass Assembly

▪ Windshields and Backlights

▪ Fixed Roof Glass Modules

▪ Bus Windows

 Structural Components

▪ Firewalls

▪ Engine Tunnels

▪ Cab and Trailer Floors

▪ Cab Structure

▪ Front End Carriers

▪ Cowls

▪ IP Supports

▪ Bumper Beams

 Under Hood and
 Underbody Components

▪ Battery Boxes

▪ Oil and Transmission Pans

▪ Engine Valve Covers

▪ Fan Shrouds

▪ Underbody Shields

▪ Wiper Support Systems

 Sheet Molding Compound Material

▪ EpicBlendSMC™ sheet molding compound in multiple formulations

We utilize a number of different technologies and processes in connection with these products, including: molding technologies, such as injection molding, structural reaction injection, reaction injection, compression and thermoset molding; metal forming processes, such as metal stamping, roll forming, tube forming and stretch bending; extrusion processes, such as co-extrusion, thermoset and thermoplastic extrusion; and finishing processes, including painting, hardcoating, chrome plating, vacuum metallization and anodizing; and manual and automated assembly.

POWERTRAIN SYSTEMS

We design, engineer and manufacture powertrain systems and components for the global automotive industry.

CAPABILITIES

 Driveline & Chassis Control Systems

▪ Transfer Cases

▪ Coupling Systems

▪ Rear Drive Modules (RDM)

▪ Front and Rear Axle Drives

▪ Power Take Off Units

▪ eDrive Products

▪ Actuators, including System Controls

 Stampings

▪ Transmission Clutch Modules

▪ Dual Mass Flywheels

▪ Accessory Drives

▪ Oil Pan Modules

▪ Flexplates

▪ Clutch Hubs & Housings

▪ Planetary Carriers

▪ Geared Products

 Fluid Pressure and Controls

▪ Transmission Oil Pumps

▪ Engine Oil Pumps and Water Pumps

▪ Vacuum Pumps

▪ ePumps Products

▪ Engine Oil Pressure Controls

▪ Mass Balancer Modules

▪ Integrated Engine Front Cover Modules

▪ Water Management Components

▪ Cooling Fans

▪ Brushless DC Motors

 Die Castings

▪ Aluminum Die Castings

▪ Engine Front Cover Modules

▪ Oil Pan Modules

▪ Cam & Rocker Covers

▪ Housings & Cases

Engineering Services & System Integration ▪ Engine Engineering ▪ Drivetrain Engineering ▪ Commercial Vehicle Engineering ▪ Technical Application Software ▪ Low Volume Serial Production

We employ a variety of different manufacturing capabilities and processing technologies in our powertrain operations, including metal die-forming, flow-forming, stamping and spinning, synchronous roll-forming, die-spline rolling, precision-heavy stamping, fineblanking, aluminum die casting and precision machining, magnesium machining, plastic injection molding and plastic welding, soft and hard processing of gear wheels and shafts, rotary swaging, hardening, laser welding, manual and automated assembly and end-of-line testing.

We conduct some of our powertrain operations through joint ventures, including a non-controlling, 50% voting (76.7% equity) partnership interest in the Litens Automotive Partnership, a partnership with certain members of its senior management, which is a leading supplier of highly-engineered drive subsystems and components. Product offerings include accessory drive systems and products including auto tensioners and idlers, overrunning alternator decoupler assemblies, Torqfiltr™ crankshaft vibration control technology, isolating crank pulley assemblies and clutched waterpump pulleys and assemblies; timing drive systems and products including tensioners (both for belt and chain) and idlers, SmartSprocket™ tuned sprockets and clutched waterpump pulleys and assemblies; and other specialty products including vehicle start / stop subsystems. Litens has manufacturing operations in North America (Canada), Europe (Germany) and Rest of World (China, Brazil and India).

ROOF SYSTEMS

We design, engineer and manufacture vehicle roof systems for the global automotive industry.

CAPABILITIES

Retractable Hard Tops ▪ Two- and Three-Piece Roof Modules ▪ Body-in-White Roof Module Panels, Rear Shelf and Flaps ▪ Latches and Locking Systems ▪ Tube Frames

 Soft Tops

▪ Soft tops containing aluminum die cast

and magnesium die cast components.

 Modular Roofs

▪ Assembly-ready modules with all basic

controls in a single complete system,

including wind deflector.

Textile Folding Roofs ▪ Various fabric systems in multilayer fabric versions.

Processes employed in our roof systems operations include “cut and sew” of complete fabric covers, backlight gluing and manual and automated complete roof assembly.

VEHICLE ENGINEERING AND CONTRACT ASSEMBLY

We provide vehicle engineering and contract assembly services and develop and manufacture components and systems for the automotive industry. We are the world’s largest brand-independent assembler of complete vehicles and an experienced engineering and manufacturing partner in the field of fuel systems.

CAPABILITIES

 Engineering Services

▪ Vehicle Concepts

▪ Styling & Design

▪ Body / Trim

▪ Chassis & Powertrain / All-Wheel-Drive

▪ Electrics / Electronics

▪ Complete Vehicle

▪ Prototype and Low-Volume Production

▪ Space & Aviation Technology

Contract Manufacturing ▪ Vehicle Contract Manufacturing ▪ Door Modules ▪ Industrial Services

 Fuel Systems

▪ Fuel Tanks (Steel & Plastic)

▪ Tank Filler Pipers

▪ Filler Braces

▪ Tank Caps

▪ Diesel Misfueling Guards

▪ Fuel Supply Modules / Valves

▪ Oil & Cooling-Water Systems
Components

▪ Alternative Fuel Systems

▪ Compressed Air Tanks

▪ Plastic Containers

Processes employed in our vehicle engineering and contract assembly operations include manual and automated welding, bonding and riveting; manual and automated painting/coating (dipped and sprayed) and sealing; and manual and automated assembly.

HYBRID & ELECTRIC VEHICLES/SYSTEMS

We develop, manufacture and integrate hybrid and electric products and total vehicle systems through E-Car Systems.

CAPABILITIES

Hybrid & Electric Vehicle Systems & Subsystems • Mild, Full and Plug-in Hybrid • Range Extenders • Electric Vehicle (EV)

 Hybrid & Electric Vehicle Modules &
 Components

• Battery Systems for EV and Plug-In
Hybrids

• Electric Traction Drive Motors &
Generators

• Inverters (Power Electronics and
Software)

• DC/DC Converters

• Onboard Chargers

• Vehicle Control Units (Hardware and
Software) for Hybrid & EV

Services • Vehicle Research & Development, Styling & Design • Vehicle Engineering, Integration & Production • Battery / Cell & Materials Testing • Complete Vehicle Program Management

Processes employed in our hybrid and electric vehicles/systems operations include manual and automated assembly.

TOOLING, ENGINEERING & OTHER

We design, engineer and manufacture tooling for our own use, as well as for sale to our customers. Additionally, we provide engineering support services, independent of particular production programs on which we may have production sales.

RESEARCH AND DEVELOPMENT

We have historically emphasized technology development and have a policy, embodied in our Corporate Constitution, to allocate a minimum of 7% of our Pre-Tax Profits (as defined in the Corporate Constitution) for each fiscal year to research and development during that fiscal year or the next succeeding fiscal year. We have historically far exceeded this 7% threshold.  See “ITEM 8. CORPORATE CONSTITUTION - Research and Development”.

We expect that our involvement in the development of manufacturing technology and product technology in cooperation with automobile manufacturers will increase as automobile manufacturers further involve automotive suppliers in the vehicle development process.

Innovations

Our past development activities have resulted in a number of new and improved manufacturing processes and proprietary products, including the following:

CellForm™ Lightweight Structural Composite

A light-weight, high-stiffness sandwich loadfloor which incorporates 100% post consumer recycled paper honeycomb core.  Additional bio-content is achieved by utilizing plant oil based polyurethane resin and natural fiber reinforcement layers.

FutureForm™ Thin Seat

Our thin seat features a unique structure and suspension design that enables a thin profile and enhanced leg and knee room for rear seat occupants. It also improves cabin space and assists in reduction of vehicle weight.

Structural Plastic Door Module

Our structural plastic door module can match the stiffness of a conventional inner door panel, seal the door and allow for integration of virtually any component either inside of, or attached to, the door.

Hot Stamping

We are an industry leader in bringing this metal forming process to body structure applications in areas where vehicle crash performance has become more critical due to increasing government standards.

ReversLite™

Our ReverseLite™ improves side and rearward visibility when trailer tow applications block normal back up lights, when reversing in poorly lit areas, or when performing complex or difficult reversing maneuvers. The lighting target zone is 30 feet behind the vehicle with the brightness target approximately that of an average street light.

Composite Panels and Structural Components

Class A, structural and body in white (BIW) components can be produced using injection molding, Sheet Molding Compound (SMC), D-LFT, or Reinforced Reaction Injection Molding (RRIM) technologies. Multiple fiber reinforcement options are developed to create complex shapes manufactured with high surface quality.

Flex4 - Disconnect System

The Flex4 Disconnect System allows for smoother, more efficient disengagement of AWD/4WD Systems. The system is widely used in U.S. and Asian applications to increase the efficiency of 4WD vehicles by shifting automatically between True 2WD and AWD/4WD.  It is based on the ClimateTrac controller, a control system that uses input from various parts of a vehicle, such as the windshield wiper and rear window defroster, to determine whether a system should be fully engaged.

Complete Vehicle Concepts

We are involved in the advance development of complete vehicle concepts in conjunction with our engineering and manufacturing partners, including, most recently, our fifth concept vehicle from the MILA (Magna Innovative Lightweight Vehicle) innovation family, the MILA Aerolight, a compact, four-seat, natural gas vehicle in the A vehicle segment that weighs only 700 kg and has maximum CO2 emissions of 55g/km.

MANUFACTURING AND ENGINEERING

Facilities

As at December 31, 2010, we had the following manufacturing and product development, engineering and sales facilities:

GEOGRAPHIC REGION	MANUFACTURING	PRODUCT DEVELOPMENT, ENGINEERING AND SALES
North America	122	26
Europe	96	35
Rest of World	38	21
Total	256	82

Our manufacturing facilities occupied approximately 50.1 million square feet, of which approximately 48% was leased from MI Developments Inc. (“MID”), an associated company, 22% was owned by us and the remaining 30% was leased from third parties.  MID’s shareholders have approved a transaction which would collapse its dual class share structure and would result in Magna and MID no longer being associated. Most of our manufacturing facilities maintain an in-house tooling capability with a staff of experienced tool and die makers.  As production becomes more automated, the size and potential production capacity of our typical facility increases.  We are operating many of our manufacturing facilities on a multi-shift basis.

Our product development and engineering facilities occupied approximately 2.8 million square feet, of which approximately 37% was leased from MID, 14% was owned by us and the remaining 48% was leased from third parties.

Leases typically have terms of five years or more with options to renew.

Key Commodities

We purchase the majority of our commodities from domestic suppliers in the jurisdictions in which we do business.  Factors such as price, quality, transportation costs, warehousing costs, availability of supply, and timeliness of delivery have an impact on the decision to source from certain suppliers.  We also purchase some key commodities offshore when shortages occur with respect to certain high quality grades of steel and other raw materials. Prices for certain key commodities used in our parts production, particularly steel, resins and paints/chemicals, fluctuated throughout 2010 and have generally increased over the last 5 years. More than half of our steel is acquired through resale programs operated by automobile manufacturers, which do not expose us to steel price increases, and the balance is generally acquired through annual contracts. Most of our resin purchases fluctuate directly with market indexes. To date, we have not experienced any significant difficulty in obtaining supplies of parts, components or key commodities for our manufacturing operations. We do not carry inventories of either key commodities or finished products significantly in excess of those reasonably required to meet production and shipping schedules.

HUMAN RESOURCES

As at December 31, 2010, we employed over 96,000 people as follows:

REGION	NUMBER OF EMPLOYEES
North America	50,875
Europe	36,150
Rest of World	9,575
Total	96,600

Human Resource Principles

Employee Equity Participation and Profit Sharing Program

Since 1975, we have maintained an employee equity and profit participation program to foster participation in profits and share ownership by our eligible employees.  Our Corporate Constitution requires that 10% of our qualifying Employee Pre-Tax Profits Before Profit Sharing (as defined in our Corporate Constitution) for a fiscal period be allocated to (i) the employee equity participation and profit sharing plan, (ii) contributions to a defined benefit pension plan, or  (iii) a cash distribution to eligible employees.  See “ITEM 8. CORPORATE CONSTITUTION - Employee Equity Participation and Profit Sharing Programs”.

Management Incentive Compensation

We believe that profit participation motivates members of management to achieve profitability, which we view as the key measure of corporate performance that ultimately drives share price returns. Accordingly, our customary executive compensation program consists of three core elements:

•                  a base salary, which is generally at or below base salaries for comparable positions within an appropriate comparator group of North American and European automotive and industrial companies which have global businesses;

•                  an annual profit-sharing bonus directly tied to our profits; and

•                  long-term incentives.

Our Corporate Constitution provides that aggregate profit-sharing bonuses paid and payable to Corporate Management (as defined in the Corporate Constitution) in respect of any fiscal year must not exceed 6% of our Pre-tax Profits Before Profit Sharing (as defined in the Corporate Constitution) for that fiscal year.  See “ITEM 8. CORPORATE CONSTITUTION - Incentive Bonuses; Management Base Salaries”. For a detailed discussion of our executive compensation, see “Compensation Discussion & Analysis” in our Management Information Circular/Proxy Statement dated March 30, 2011.

Employee’s Charter

We are committed to an operating philosophy based on fairness and concern for people.  This philosophy is part of our “Fair Enterprise” culture in which employees and management share in the responsibility to help ensure our success.  Our Employee’s Charter embodies this philosophy through the following principles:

•                 Job Security - Being competitive by making a better product for a better price is the best way to enhance job security.  We are committed to working together with our employees to help protect their job security.  To assist in this regard, we provide job counseling, training and employee assistance programs to our employees.

•                 A Safe and Healthful Workplace - We strive to provide our employees with a working environment which is safe and healthful.

•                 Fair Treatment - We offer equal opportunities based on an individual’s qualifications and performance, free from discrimination or favouritism.

•                 Competitive Wages and Benefits - We provide our employees with information which enables an employee to compare his/her total compensation, including total wages and total benefits, with those earned by employees of our competitors, as well as with other plants in the communities in which our plants are located.  If total compensation is not competitive, wages are adjusted.

•                 Employee Equity and Profit Participation - We believe that our employees should share in our financial success.

•                 Communication and Information - Through regular monthly meetings between management and employees and through publications, we provide our employees with information so that they know what is going on in the company and in the industry.

•                 Employee Hotline - Should any of our employees have a problem, or feel the foregoing principles are not being met, we encourage them to call the Hotline or use self-addressed Hotline envelopes to register their complaints.  Employees do not have to give their names, but if they do, it is held in strict confidence.  Hotline investigators (who are independent from divisional management) answer an employee’s call.  The Hotline is committed to investigating and resolving all concerns or complaints and must report the outcome to our global human resources department.

•                 Employee Relations Advisory Board - The Employee Relations Advisory Board is a group of people who have proven recognition and credibility relating to humanitarian and social issues.  This Board monitors, advises and ensures that we operate within the spirit of our Employee’s Charter and the principles of our Corporate Constitution.

Human Resource Policies

In furtherance of our commitment to fairness, as demonstrated in our Employee’s Charter, we have established Fairness Committees in most of our North American and in many European manufacturing facilities which enable employees at such facilities to have many of their concerns resolved by a committee comprised of both management and employees.  Most of our North American manufacturing facilities also have an Employee Advocate who works with our employees and management to ensure that any concerns that arise in the workplace are addressed quickly and in accordance with our Employee’s Charter, Corporate Constitution and operating principles.  Employee Advocates can only be removed if more than 65% of the shop floor employees at the applicable division vote to remove him or her through a periodic secret ballot vote.

We have established many employee communication programs, such as monthly divisional employee meetings, continuous improvement team meetings, an employee hotline and employee opinion surveys to help ensure employee involvement and feedback.  In addition, we maintain a 100 acre recreational park within 20 miles of most of our Toronto-area facilities for use by our employees and their families.

In addition to the employee equity participation and profit sharing programs discussed under “Human Resource Principles”, we maintain a group registered retirement savings plan in Canada and a 401(k) plan in the United States whereby we partially match employees’ contributions made through payroll deductions.  These plans complement the employee equity participation and profit sharing programs and are designed to assist employees in providing replacement income for retirement.

Labour Relations

We believe that we maintain positive relations with our employees and, where applicable, with the unions representing the employees at certain of our automotive divisions.

Employees at one of our facilities in Canada are covered by a collective agreement with the National Automobile, Aerospace, Transportation and General Workers Union of Canada (CAW) not covered by the Framework of Fairness Agreement described below. Employees at five of our divisions in the United States are represented by the International Union, United Automobile Aerospace and Agricultural Workers of America (UAW).  The forms of collective agreements negotiated with the CAW and the UAW recognize our unique operating philosophy, including our Employee’s Charter and fundamental Fair Enterprise principles.  Most of these agreements recognize the need for wages and benefits to be competitive with companies we compete with for business, rather than those paid by our customers’ vehicle assembly operations.  One of the key features of these agreements is the commitment that there will be no strikes or lock-outs during the life of such agreements.

Employees at a number of our divisions in Mexico and the United Kingdom are currently covered by collective bargaining agreements with various unions in these jurisdictions.  Certain of our other European employees are covered by national industry-wide agreements relating to compensation and employment conditions and are members of in-house employees’ associations or trade unions.

From time to time, various unions seek to represent groups of our employees and, as a result, we may become party to additional collective agreements in the future.

Framework of Fairness Agreement

On October 15, 2007, we announced that we had entered into the Framework of Fairness Agreement (“FFA”) with the CAW.  The FFA is a set of principles which balance the needs of employees and the needs of business to be competitive. The FFA is being introduced to our employees over a period of several years and they will have the opportunity to vote at the plant level on whether to approve a new contract under its terms and conditions and join the CAW. If a majority of workers in a facility vote in favour, then that plant will be covered by a new Magna-CAW national collective agreement.

The key terms and conditions of the FFA include:

•                  preservation of our Fair Enterprise culture and operating principles, including the sharing of our financial success through equity ownership, as set out in our Corporate Constitution and Employee’s Charter;

•                  comprehensive no strike, no lock-out provisions with unresolved collective bargaining issues being settled through final offer selection arbitration;

•                  progressive concern resolution and plant representation mechanisms that preserve our Open Door Process, Fairness Committees, Employee Advocates and the Employee Hotline;

•                  competitive wage and benefit principles consistent with our Employee’s Charter;

•                  a concept tying annual wage adjustments to a manufacturing inflationary index, plant specific performance measures and competitive considerations;

•                  secret ballot voting on workplace issues; and

•                  depoliticization of the workplace and labour-management relations.

As of March 22, 2011, employees at three of our Canadian divisions are covered by the Magna-CAW national collective agreement under the FFA.

COMPETITION

We face numerous sources of competition in the markets in which we operate, including from automobile manufacturers, other outside automotive suppliers and numerous other suppliers in which one or more automobile manufacturers may have direct or indirect investments.  We believe that there are a number of automotive suppliers that can produce some of the components, assemblies, modules and systems that we currently produce. Some of our competitors may have greater technical or marketing resources than we do and some of them may be dominant in markets in which we operate, however, we are the only automotive supplier with product capabilities spanning every major area of a vehicle. We believe that this breadth of capabilities, combined with our strong balance sheet, corporate culture, customer relationships and other factors provide us with an important competitive advantage.

The basis on which automobile manufacturers select automotive suppliers is determined by a number of factors, including price, quality, service, historical performance, timeliness of delivery, proprietary technologies, scope of in-house capabilities, existing agreements, responsiveness to the customer, the supplier’s overall relationship with the automobile manufacturer, the degree of available and unutilized capacity or resources in the manufacturing facilities of the automobile manufacturer, collective bargaining agreement provisions, labour relations issues, financial strength and other factors. The number of competitors that are solicited by automobile manufacturers to bid on any individual product has been reduced in many cases and we expect further reductions as a result of economic conditions in recent years and as automobile manufacturers follow through on their stated intentions of dealing with fewer suppliers and rewarding those suppliers with earlier and deeper involvement.

SALES AND MARKETING

Customer Management Offices

We have a globally-structured sales, engineering and marketing team in key locations where our global customers maintain their engineering and commercial offices, with satellite locations across the globe where our customers have located their manufacturing facilities. In the Americas, our customer management offices are located in Canada, the United States, Mexico and Brazil. In Europe, our customer management offices are located primarily in Austria, Germany, the United Kingdom, France, Italy, Sweden and Russia.  Our customer management offices in Rest of World are located in Japan, China, South Korea, India and Thailand. The various internal operating divisions and subsidiaries of the automobile manufacturers normally initiate many of their own purchasing decisions. As a result, an automobile manufacturer may effectively constitute multiple customers, although this is changing as automobile manufacturers are increasingly seeking to source global platforms.

Purchase Orders

Our sales are generated through customer requests to quote on particular products, including parts, components and assemblies, and the tools and dies to produce parts.  Purchase orders for our products are typically for one or more models, and typically extend over the life of each model, which is generally four to seven years.  However, purchase orders issued by our automobile manufacturer customers typically do not require them to purchase any minimum number of our products.  Releases under such purchase orders, which authorize us to supply specific quantities of products, are issued for planning, raw material and production purposes typically over a one to four month period in advance of anticipated delivery dates.  The actual number of products that we supply under purchase orders in any given year is dependent upon the number of vehicles produced by the automobile manufacturers of the specific models in which those products are incorporated.

It has been our experience that once we receive purchase orders for products for a particular vehicle model or program, we will usually continue to supply those products until the end of that model or program.  However, automobile manufacturers could cease sourcing their production requirements from us for a number of reasons, including if we refuse to accept demands for price reductions or other concessions.

ENVIRONMENTAL MATTERS

Health, Safety and Environmental Policy

We are subject to a wide range of environmental laws and regulations relating to air emissions, soil and ground water quality, wastewater discharge, waste management and storage of hazardous substances.  We aim to be an industry leader in environmental compliance with the intention to prevent pollution by reducing the impact of our operations on the environment and through technological innovation and process efficiencies. In furtherance of this aim, our Health, Safety and Environmental Policy commits us to:

•                 complying with, and exceeding where reasonably possible, all applicable health, safety and environmental laws, regulations and standards in all of our operations and conforming to our internal standards based on generally accepted environmental practices and established industry codes of practice;

•                 regularly evaluating and monitoring past and present business activities impacting upon health, safety and environmental matters;

•                improving upon the efficient use of natural resources, including energy, minimizing waste streams and emissions, and implementing effective recycling in manufacturing operations, in each case, through the use of locally set continuous improvement targets;

•                utilizing innovative design and engineering to reduce the environmental impact of our products during vehicle operation and at end of life;

•                ensuring that a systematic review program is implemented and monitored at all times for each of our operations, with the goal of continual improvement in health, safety and environmental matters; and

•                 ensuring that adequate reports on health, safety and environmental matters are presented to our Board of Directors on an annual basis, at a minimum.

A Health and Safety and Environmental Committee of our Board of Directors assists in overseeing our handling of health, safety and environmental issues and annually reviews our Health, Safety and Environmental Policy.  This Committee operates pursuant to a written charter, the text of which is located on our website (www.magna.com) under “Corporate Governance”.

Environmental Compliance

Certifications

As part of our commitment to environmental compliance, we are also compliant with ISO 14001 standards where appropriate.  As of December 31, 2010, 181 (or 71%) of our manufacturing facilities were ISO 14001 certified.

Industrial Emissions

We operate a number of manufacturing facilities that use environmentally sensitive processes and hazardous materials. Our manufacturing facilities are subject to a program of regular third party and internal  environmental  compliance audits or inspections. We believe that all of these operations meet, in all material respects, applicable governmental standards for waste handling and emissions.  Notwithstanding this compliance, we have in the past and may in the future experience complaints regarding some of our manufacturing facilities from neighbouring parties. In the past, such complaints have been addressed by open dialogue with relevant stakeholders and, where appropriate, manufacturing process adjustments.  In addition, facilities have in the past and may in the future receive a notice of violation or similar communication from local regulators during routine reviews. We have in the past and will continue in the future to address any such notices promptly. Further, in spite of generating and disposing of hazardous wastes in full compliance with the regulations, a waste generator (manufacturing facility) can be named as a Potentially Responsible Party

(“PRP”) if a U.S.-based waste handling or disposal facility used by the manufacturing facility goes bankrupt, or is otherwise unable to clean up any contamination associated with its operation. Costs associated with being a PRP could be material depending upon the site conditions and the number of participating PRPs.  In order to mitigate this risk, we require each of our facilities to ensure that any waste haulers or disposal facilities that they use carry pollution liability insurance in addition to being appropriately licensed.

We are also subject to environmental laws requiring investigation and clean-up of environmental contamination.  From time to time, our operations and properties become the subject of inquiries or investigations of environmental regulators.  We are in various stages of investigation or clean-up at our manufacturing facilities where contamination has been alleged or identified. These stages include performing periodic soil and groundwater sampling, determining the most appropriate corrective action approach for remediating the contamination and obtaining regulatory approval of such approach, performing the remediation and monitoring the status of our remediation. Estimating environmental clean-up liabilities is complex and heavily dependent on the nature and extent of historical information and physical data about the contaminated site, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination.  To date, the aggregate costs incurred in complying with environmental laws and regulations, including the costs of clean-up and remediation, have not had a material adverse effect on us. However, changes in these government laws and regulations are ongoing and may make environmental compliance, such as emissions control and waste disposal, increasingly expensive. In 2010, we spent approximately $1.5 million on environmental clean-up and remediation costs and currently estimate similar expenditures for 2011.

We are subject to environmental laws and regulations both as tenant and owner of our properties.  Approximately half of our automotive real estate is leased from MID.  Our leases with MID generally provide that, as tenant, we must maintain the leased properties in accordance with all applicable laws, including environmental laws.  We are also responsible for removing all hazardous and toxic substances when and as required by applicable laws and, in any event, prior to the termination of our occupation of the leased properties.  This applies whether or not the contamination occurred prior to our use of the leased properties, unless it was not caused or exacerbated by our use.  Our leases generally also contain indemnities in favour of MID with respect to environmental matters, and those indemnities expire after a specified period of time following the termination of the leases.

Greenhouse Gas Emissions

Currently, there is an increase in new regulation of greenhouse gas emissions from operations including phasing in mandatory reporting and, in some jurisdictions, reduction targets. Although our operations in various jurisdictions have to meet any applicable regulatory targets for greenhouse gas reduction, our operations as a whole are not major emitters. For example, in North America, the majority of our facilities do not exceed the reporting thresholds in recent legislation. Accordingly, we do not currently anticipate that current or future regulatory targets for such reduction or future greenhouse gas emission caps would have a material adverse effect on our operations.

INTELLECTUAL PROPERTY

We own and use numerous patents and patent applications in connection with our operations.  We are also licensed to use patents or technology owned by others.  From time to time, claims of patent infringement are made by or against us.  None of the claims against us has had, and we believe that none of the current claims will have, a material adverse effect upon us.  While in the aggregate our patents and licenses are considered important in the operation of our business, we do not consider them of such importance that their expiry would materially affect our business.

RISK FACTORS

The industry we compete in and the business we conduct are subject to a number of risks and uncertainties.  These risks and uncertainties, together with certain assumptions, also underlie the forward-looking statements made in this Annual Information Form.  In order to fully understand these risks, uncertainties and assumptions, you should carefully consider the following risk factors in addition to other information included in this Annual Information Form.

Risks Relating to Our Industry and Operations

A slower than anticipated economic recovery or deterioration of economic conditions could have a material adverse effect on our profitability and financial condition.

While the global automotive industry appears to be recovering from the severe economic downturn which began in the second half of 2008, the strength and speed of the recovery, as well as its consistency across geographic markets remains uncertain. This uncertainty creates planning risks for us. A slower than anticipated recovery or a deterioration of economic conditions could have a material adverse effect on our profitability and financial condition.

A significant decline in production volumes from current levels could have a material adverse effect on our profitability.

The global automotive industry is cyclical and is sensitive to changes in economic, political and other conditions, including interest rates, energy prices and international conflicts. Consumer confidence, which may be affected by a number of factors, including general economic conditions, has a significant impact on consumer demand for vehicles and thus automotive sales and production. As a result of restructuring actions taken by automobile manufacturers and suppliers during the recent downturn, automotive production levels are more closely aligned with actual automotive sales levels and, accordingly, may be more sensitive to overall economic conditions and consumer confidence than in the years prior to 2008. A significant decline in production volumes from current levels could have a material adverse effect on our profitability.

The inability of sub-suppliers to timely accommodate demand for their parts could lead to occasional components shortages or production disruptions, which could have an adverse effect on our operations and profitability.

Due to the reduction in capacity resulting from restructuring actions taken by suppliers during the recent economic downturn, the impact on some suppliers in Japan of the March 2011 earthquake and tsunami, or other factors, some suppliers may not be able to timely accommodate demand for their parts. Such a failure by a supplier could lead to occasional components shortages or production disruptions, which could have an adverse effect on our operations and profitability.

The bankruptcy of any of our major customers could have a material adverse effect on our profitability and financial condition.

The short-term viability of several of our automotive customers appears to have improved as a result of restructuring actions in the past few years, as well as direct government financial intervention in the automotive industry in 2008 and 2009. However, there can be no assurance that these restructuring actions will be successful in ensuring their long-term viability, nor can there be any assurance that government financial assistance will be made available at levels necessary to prevent automobile manufacturer failures in the future. The bankruptcy of any of our major customers could have a material adverse effect on our profitability and financial condition.

The insolvency or bankruptcy of a critical supplier could lead to significant supply chain disruptions or result in us incurring unrecoverable costs, either of which could have a material adverse effect on our profitability.

We rely on a number of suppliers to supply us with a wide range of components required in connection with our business. While the automotive supply base appears to have stabilized following the economic downturn which commenced in the second half of 2008, the financial health of automotive suppliers was impacted by economic conditions, production volume cuts, intense pricing pressures and other factors. The insolvency or bankruptcy of a supplier could disrupt the supply of components to us or our customers, potentially causing the temporary shut-down of our or our customers’ production lines. Any prolonged disruption in the supply of critical components to us or our customers, the inability to re-source or insource production of a critical component from a financially distressed automotive components sub-supplier, or any temporary shut-down of one of our production lines or the production lines of one of our customers, could have a material adverse effect on our profitability. Additionally, the insolvency, bankruptcy or financial restructuring of any of our critical suppliers could result in us incurring unrecoverable costs related to the financial work-out of such suppliers and/or increased exposure for product liability, warranty or recall costs relating to the components supplied by such suppliers to the extent such supplier is not able to assume responsibility for such amounts, which could have an adverse effect on our profitability.

We may not be able to compete as successfully as some of our competitors in certain product or geographic areas, which could have an adverse effect on our operations and profitability.

The automotive parts supply industry is highly competitive. As a result of our diversified automotive business, we face a number of competitors possessing varying degrees of financial and operational strength in each of our product and service capabilities. Some of our competitors have a substantially greater market share than we have in certain product areas and are dominant in some of the markets in which we do business. In addition, restructuring actions taken by some of our competitors have provided them with improved financial and operational flexibility and could increase their competitive threat to our business. Failure to successfully compete with our existing competitors or with any new competitors could have an adverse effect on our operations and profitability.

A reduction in outsourcing by our customers, or the loss of any material production or assembly programs, combined with a failure to secure sufficient alternative programs, could have a material adverse effect on our profitability.

We are dependent on the outsourcing of components, modules and assemblies, as well as complete vehicles, by automobile manufacturers. The extent of outsourcing by automobile manufacturers is influenced by a number of factors, including: relative cost, quality and timeliness of production by suppliers as compared to automobile manufacturers; capacity utilization; automobile manufacturers’ perceptions regarding the strategic importance of certain components and modules to them; labour relations among automobile manufacturers, their employees and unions; and other considerations. As a result of lower cost structures due to recent restructuring actions, some automobile manufacturers may in-source production which had previously been outsourced. Outsourcing of complete vehicle assembly is particularly dependent on the degree of unutilized capacity at the automobile manufacturers’ own assembly facilities, in addition to the foregoing factors. A reduction in outsourcing by automobile manufacturers, or the loss of any material production or assembly programs coupled with the failure to secure alternative programs with sufficient volumes and margins, could have a material adverse effect on our profitability.

Termination or non-renewal of a production purchase order by a customer could have an adverse effect on our profitability.

Contracts from our customers consist of blanket purchase orders which generally provide for the supply of a customer’s annual requirements for a particular vehicle, instead of a specified quantity of products.  These blanket purchase orders can be terminated by a customer at any time and, if terminated or not renewed, could result in us incurring various pre-production, engineering and other costs which we may not recover from our customer and which could have an adverse effect on our profitability.

A shift away from technologies in which we are investing could have a material adverse affect on our profitability and financial condition.

We continue to invest in technology and innovation which we believe will be critical to our long-term growth. Our ability to anticipate changes in technology and to successfully develop and introduce new and enhanced products and/or manufacturing processes on a timely basis will be a significant factor in our ability to remain competitive. If there is a shift away from the use of technologies in which we are investing, our costs may not be fully recovered. In addition, we may be placed at a competitive disadvantage if other technologies in which our investment is not as great, or our expertise is not as developed, emerge as the industry-leading technologies. This could have a material adverse effect on our profitability and financial condition.

Our short-term profitability could be adversely affected by the costs associated with rationalization and downsizing of some of our operations or other significant, non-recurring costs.

As part of our strategy of continuously seeking to optimize our global manufacturing footprint, we may further rationalize some of our production facilities. In the course of such rationalization, we may incur further restructuring, downsizing and/or other significant non-recurring costs related to plant closings, relocations and employee severance costs. Restructuring costs may be greater in certain jurisdictions than others as a result of the size and scope of the restructuring, differences in laws and other factors. Such costs could have an adverse effect on our short-term profitability. In addition, we are working to turn around financially underperforming divisions; however, there is no guarantee that we will be successful in doing so with respect to some or all such divisions.

We recorded significant impairment charges in recent years and could record additional impairment charges in the future which could have a material adverse effect on our profitability.

We recorded significant impairment charges related to goodwill, long-lived assets and future tax assets in recent years and may continue to do so in the future. The bankruptcy of a significant customer or the early termination, loss, renegotiation of the terms of, or delay in the implementation of, any significant production contract could be indicators of impairment. In addition, to the extent that forward-looking assumptions regarding: the impact of improvement plans on current operations; in-sourcing and other new business opportunities; program price and cost assumptions on current and future business; the timing of new program launches; and forecast production volumes; are not met, any resulting impairment loss could have a material adverse effect on our profitability.

Our inability to diversify our sales could have a material adverse effect on our profitability.

Although we supply parts to all of the leading automobile manufacturers, a significant majority of our sales are to six such customers. While we have diversified our customer base somewhat in recent years and continue to attempt to further diversify, particularly to increase our business with Asian-based automobile manufacturers, there is no assurance we will be successful. Our inability to successfully grow our sales to non-traditional customers could have a material adverse effect on our profitability.

Shifts in market shares among vehicles or vehicle segments or shifts away from vehicles on which we have significant content could have a material adverse effect on our profitability.

While we supply parts for a wide variety of vehicles produced globally, we do not supply parts for all vehicles produced, nor is the number or value of parts evenly distributed among the vehicles for which we do supply parts. Shifts in market shares among vehicles or vehicle segments, particularly shifts away from vehicles on which we have significant content and shifts away from vehicle segments in which our sales may be more heavily concentrated, or the early termination, loss, renegotiation of the terms of, or delay in the implementation of any significant production or assembly contract could have a material adverse effect on our profitability.

We may not be able to successfully compete against suppliers with operations in growing markets, which could have an adverse effect on our profitability.

Many of our customers have sought, and will likely continue to seek to take advantage of lower operating costs and/or other advantages in China, India, Brazil, Russia and other growing markets. While we continue to expand our manufacturing footprint with a view to taking advantage of manufacturing opportunities in these markets, we cannot guarantee that we will be able to fully realize such opportunities. The inability to quickly adjust our manufacturing footprint to take advantage of manufacturing opportunities in these markets could harm our ability to compete with other suppliers operating in or from such markets, which could have an adverse effect on our profitability.

We are exposed to a number of risks related to conducting business in foreign countries, some of which could have an adverse effect on our profitability.

We have or may establish foreign manufacturing, assembly, product development, engineering and research and development operations, including in Asia, Russia and Eastern Europe, Mexico, South America and Africa. International operations are subject to certain risks inherent in doing business abroad, including:

•                  political and economic instability;

•                  trade, customs and tax risks;

•                  currency exchange rates and currency controls;

•                  limitations on the repatriation of funds;

•                  insufficient infrastructure;

•                  restrictions on exports, imports and foreign investment;

•                  increases in working capital requirements related to long supply chains; and

•                  difficulty in protecting intellectual property rights.

Expanding our business in growing markets is an important element of our strategy and, as a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable, however, any such occurrences could have an adverse effect on our profitability.

Our inability to mitigate our exposure to elevated commodities prices could have a material adverse effect on our profitability.

Prices for certain key raw materials and commodities used in our parts, particularly resin and other oil-based items, have been escalating and may continue to do so. To the extent we are unable to mitigate commodities price increases through:

•     hedging strategies;

•     by engineering products with reduced commodity content;

•     by passing commodity price increases to our customers;

•     or otherwise,

such additional commodity costs could have a material adverse effect on our profitability.

Our inability to negotiate borrowing terms as favourable as those in our current credit facility, or to secure sufficient borrowing limits, could have an adverse effect on our financial condition.

We currently have a global credit facility with a syndicate of lenders that is set to mature in July 2012. While we intend to seek a renewal of the credit facility prior to its maturity, the terms of any renewal are subject to a number of factors, including prevailing economic, financial and industry conditions. There is no guarantee that we will be successful in negotiating terms, including cost of borrowing and restrictive covenants, which are as favourable as those in our current credit facility. In addition, there can be no assurance that the aggregate borrowing limit under any renewed credit facility will be sufficient to meet our liquidity requirements and, as a result, we may be required to seek other sources of capital, which may be more costly, which could have an adverse effect on our financial condition.

The failure of one or more major financial institutions could lead to significant disruptions in capital and credit markets and could adversely affect the amount of credit available to us or subject us to counterparty risk in connection with derivative transactions, all of which could adversely affect our financial condition.

The failure of any major financial institutions in the future could lead to significant disruptions in capital and credit markets and could adversely affect our and our customers’ ability to access needed liquidity for working capital. In addition, in the event of a failure of a financial institution:

•                  in which we invest our cash reserves;

•                  that is a counterparty in a derivatives transaction (primarily currency and commodities hedges) with us;

•                  or that is a lender to us

we face the risk that that our cash reserves and amounts owing to us pursuant to derivative transactions may not be fully recoverable, or the amount of credit available to us may be significantly reduced. All of these risks could have an adverse effect on our financial condition.

Uncertainty about the financial condition of a number of governments, particularly in Europe, could intensify the risks faced by the automotive industry and our business, which could adversely affect our operations, financial condition and profitability.

Europe is currently in the midst of a “sovereign debt” crisis as a result of widespread concern about the ability of several European governments to repay their outstanding indebtedness. The crisis has necessitated comprehensive financial rescue packages in an attempt to avert more serious financial turmoil. Despite the financial rescue efforts to date, additional actions may be required in the short-term and considerable uncertainty remains with respect to the economic condition of several European countries. A deepening of the sovereign debt crisis in Europe or a spread of the crisis beyond Europe could undermine credit, equity and bond markets, as well as consumer confidence, which in turn could have negative consequences for the global economy. In such circumstances, many of the risks faced by the automotive industry and our business could intensify, which could have a material adverse effect on our operations, financial condition and profitability.

Significant long-term fluctuations in relative currency values could have an adverse effect on our profitability and financial condition.

Although our financial results are reported in U.S. dollars, a significant portion of our sales and operating costs are realized in Canadian dollars, euros, British pounds and other currencies. Our profitability is affected by movements of the U.S. dollar against the Canadian dollar, the euro, the British pound and other currencies in which we generate revenues and incur expenses. However, as a result of hedging programs employed by us, foreign currency transactions are not fully impacted by movements in exchange rates. We record foreign currency transactions at the hedged rate where applicable. Despite these measures, significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of the U.S. dollar, Canadian dollar, euro or British pound, could have an adverse effect on our profitability and financial condition and any sustained change in such relative currency values could adversely impact our competitiveness in certain geographic regions.

Our failure to successfully identify, complete and integrate acquisitions could have a material adverse effect on our profitability.

We have completed a number of acquisitions and may continue to do so in the future. In those product areas in which we have identified acquisitions as a key aspect of our business strategy, we may not be able to identify suitable acquisition targets or complete the acquisition of any suitable targets which we identify. Additionally, we may not be able to successfully integrate or achieve anticipated synergies from those acquisitions which we do complete and such failure could have a material adverse effect on our profitability.

The continuation or intensification of pricing pressures and pressure to absorb additional costs could have an adverse effect on our profitability.

We face significant pricing pressure, as well as pressure to absorb costs related to product design, engineering and tooling, as well as other items previously paid for directly by automobile manufacturers. The continuation or intensification of these pricing pressures and pressure to absorb costs could have an adverse effect on our profitability.

Warranty and recall costs could have a material adverse effect on our profitability and financial condition.

Our customers continue to demand that we bear the cost of the repair and replacement of defective products which are either covered under warranty or are the subject of a recall by them. Warranty provisions are established based on our best estimate of the amounts necessary to settle existing or probable claims on product defect issues. Recall costs are costs incurred when government regulators and/or our customers decide to recall a product due to a known or suspected performance issue and we are required to participate either voluntarily or involuntarily. Currently, under most customer agreements, we only account for existing or probable warranty claims. Under certain complete vehicle engineering and assembly contracts, we record an estimate of future warranty-related costs based on the terms of the specific customer agreements and the specific customer’s warranty experience. While we possess considerable historical warranty and recall data and experience with respect to the products we currently produce, we have little or no warranty and recall data which allows us to establish accurate estimates of, or provisions for, future warranty or recall costs relating to new products, assembly programs or technologies being brought into production. The obligation to repair or replace such products could have a material adverse effect on our profitability and financial condition.

Our inability to successfully compete in non-automotive businesses in which we pursue opportunities could have an adverse effect on our operations and profitability.

We continue to pursue opportunities in areas that are complementary to our existing automotive capabilities, such as the manufacture of: various components for heavy trucks; stamped or molded components for consumer durables, including household appliances; and structural elements and panels for solar equipment, all in order to more efficiently use our capital assets, technological know-how and manufacturing capacity. Many of these “non-automotive” industries are subject to some of the same types of risks as our automotive business, including: sensitivity to economic conditions, cyclicality and technology risks. We also face a diverse number of competitors possessing varying degrees of financial and operational strength and experience in their industry. Failure to successfully compete in these and other non-automotive businesses could have an adverse effect on our operations and profitability.

Changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates could have a material adverse effect on our profitability.

Our effective tax rate varies in each country in which we conduct business. Changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates could have a material adverse effect on our profitability.

Our profitability may be materially adversely affected by our inability to utilize tax losses or because of tax exposures we face.

We have incurred losses in some countries which we may not be able to fully or partially offset against income we have earned in those countries. In some cases, we may not be able to utilize these losses at all if we cannot generate profits in those countries and/or if we have ceased conducting business in those countries altogether. Our inability to utilize material tax losses could materially adversely affect our profitability. At any given time, we may face other tax exposures arising out of changes in tax laws, tax reassessments or otherwise. To the extent we cannot implement measures to offset these exposures, they may have a material adverse effect on our profitability.

Legal claims against us could have a material adverse effect on our financial position.

From time to time, we may become liable for legal, contractual and other claims by various parties, including customers, suppliers, former employees, class action plaintiffs and others. On an ongoing basis, we attempt to assess the likelihood of any adverse judgments or outcomes to these claims, although it is difficult to predict final outcomes with any degree of certainty. At this time, we do not believe that any of the claims to which we are party will have a material adverse effect on our financial position, however, we cannot provide any assurance to this effect.

Work stoppages and other labour relations disputes could have an adverse effect on our profitability.

If our hourly workforce becomes more unionized, we may be subject to work stoppages and other labour disputes, except as prohibited by collective agreements entered into under the Framework of Fairness, which contain “no-strike, no-lockout” provisions. To date, we have not experienced any material work stoppages at our facilities, nor have we experienced any disputes with unions that have had a material effect on our operations.  However, future disputes with labour unions may not be resolved without significant work stoppages, which could have an adverse effect on our profitability.

A change in credit ratings assigned to us could impact our cost of borrowing, which could have an adverse effect on our profitability.

The credit ratings currently assigned to us by DBRS and Standard & Poor’s, or that may in the future be assigned to us by other ratings agencies, are subject to change in accordance with the criteria established by such ratings agencies. There is no assurance that any rating assigned to us will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future. A downgrade in the credit ratings assigned to us by one or more rating agencies could increase our cost of borrowing or impact our ability to renegotiate loans made to us, which could have an adverse effect on our profitability and financial condition.

Significant changes in laws and governmental regulations could have an adverse effect on our profitability.

A significant change in the current regulatory environment in our principal markets could have an adverse effect on our profitability.  Additionally, we could be adversely affected by changes in tax or other laws which impose additional costs on automobile manufacturers or consumers, or more stringent fuel economy and emissions requirements on manufacturers, of sport-utility vehicles, light trucks and other vehicles from which we derive some of our sales.

Environmental laws and regulations could have an adverse effect on our financial condition or profitability.

We are subject to a wide range of environmental laws and regulations relating to air emissions, wastewater discharge, waste management and storage of hazardous substances.  We are also subject to environmental laws requiring investigation and clean-up of environmental contamination and are in various stages of investigation and clean-up at our manufacturing facilities where contamination has been alleged.  Estimating environmental clean-up liabilities is complex and heavily dependent on the nature and extent of historical information and physical data relating to the contaminated sites, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination. In addition, these environmental laws and regulations are complex, change frequently and have tended to become more stringent and expensive over time. Therefore, we may not have been, and in the future may not be, in complete compliance with all such laws and regulations, and we may incur material costs or liabilities as a result of such laws and regulations significantly in excess of amounts we have reserved. To the extent that we incur liabilities or costs in excess of the amounts we have reserved in order to comply with environmental laws and regulations, such liabilities or costs could have an adverse effect on our financial condition or profitability.

Risks Related to Our Vehicle Electrification Partnership

Our vehicle electrification partnership is controlled by the Stronach Group which is able to cause the partnership to effect transactions without our consent, which could conflict with our interests.

Our vehicle electrification business is currently conducted through a partnership, E-Car Systems, which is indirectly controlled by the Stronach Group as a result of its right to appoint three of the five members of the management committee through which the business and affairs of the partnership are managed and controlled. Subject to our veto rights in respect of certain fundamental changes and specified business decisions, the Stronach Group is able to cause E-Car Systems to effect transactions without our consent. In addition, E-Car Systems has an unrestricted right to compete with us, now or in the future, in the design, engineering, manufacture or sale of electric or hybrid-electric vehicle components. Despite the Stronach Group’s control of E-Car Systems, our customers may continue to look to us for resolution of financial, operational, quality or warranty issues relating to programs for which E-Car Systems is responsible.

The failure to recover our investment in our vehicle electrification partnership with the Stronach Group could adversely affect our profitability.

We have no obligation to make additional investments in E-Car Systems under the terms of the E-Car Systems partnership agreement. However, there is no assurance that the initial capital contributions made by us and the Stronach Group to E-Car Systems will be sufficient to fund its ongoing operations. Subject to approval by the unconflicted members of our Board (which excludes Mr. Stronach, who would have a conflict of interest), we may or may not choose to make further investments in E-Car Systems. That determination will be based on what will best serve Magna’s long-term interests. Our ability to recover our initial investment or any potential subsequent investment(s) in E-Car Systems is subject to a number of risks and uncertainties, including E-Car Systems’ ability to successfully introduce and commercially provide its products and services. The failure to recover our investment in E-Car Systems could adversely affect our profitability.

The electric vehicle industry is subject to a number of risks, some of which could adversely affect our ability to recover our investment in our electric vehicle partnership, which could adversely affect our profitability.

The electric vehicle industry is in its early stages of development and, in addition to the risks related to the automotive industry in general, it is subject to several other risks and uncertainties related to the electric vehicle industry itself, including:

•                  heavy reliance on government incentives and subsidies;

•                  the need for substantial public or private investment for additional infrastructure to support electric vehicles;

•                  scarcity of certain critical commodities necessary for electric vehicle production;

•                  sensitivity to consumer preferences and willingness to adopt new technologies; and

•                  lack of historical warranty and recall data and experience relating to electric vehicles.

There can be no assurance that a viable technology and/or a market for electric vehicles will develop and, if so, the timing of such development, if at all. This may significantly delay, or reduce the extent of, the recovery of our investment in the vehicle electrification business, which could adversely affect our profitability.

ITEM 4.  DIVIDENDS

Dividends Paid

Holders of our Common Shares (formerly our Class A Subordinate Voting Shares, until August 31, 2010) are entitled to a pro rated amount of any cash dividends declared by our Board of Directors on these shares. Prior to the removal of our Class B Shares from our capital structure, holders of our Class B Shares (prior to August 31, 2010) were entitled to a pro rated amount of dividends declared. The following table sets forth the cash dividends we have paid on each of our Common Shares and Class B Shares for the last three years and, in respect of our Common Shares, as restated to reflect the Stock Split:

PERIOD	PAYMENT DATE	RECORD DATE	AMOUNT PER SHARE (COMMON)		AMOUNT PER SHARE (CLASS B)
			RESTATED	ACTUAL
Calendar 2011 (to date)	March 23	March 11	$0.25	$0.25	-
Calendar 2010	December 15	November 30	$0.18	$0.18	-
	September 15	August 31	$0.15	$0.30	-
	June 15	May 31	$0.09	$0.18	$0.18
Calendar 2009	March 23	March 12	$0.09	$0.18	$0.18
Calendar 2008	December 15	November 28	$0.09	$0.18	$0.18
	September 15	August 29	$0.18	$0.36	$0.36
	June 16	May 30	$0.18	$0.36	$0.36
	March 19	March 10	$0.18	$0.36	$0.36

We started paying cash dividends on our Class A Subordinate Voting Shares and Class B Shares (or their predecessors) on a quarterly basis in 1967. Our Board suspended the Corporation’s quarterly dividend with respect to its Class A Subordinate Voting Shares and Class B shares on May 5, 2009 and reinstated the Corporation’s quarterly dividend on May 5, 2010, increasing such dividend in each of the next three quarters. Prior to the suspension, we declared cash dividends in respect of each of the prior 70 quarters. The payment of dividends and the amount thereof is determined by our Board of Directors in accordance with our Corporate Constitution (see “ITEM 8.  CORPORATE CONSTITUTION - Dividends”), taking into account earnings, cash flow, capital requirements, our financial condition and other relevant factors.

Dividend Reinvestment Plan (DRIP)

In 1994, we established a dividend reinvestment plan in which registered shareholders have the option to purchase additional Common Shares (formerly Class A Subordinate Voting Shares) by investing the cash dividends paid on their shares.

ITEM 5.  DESCRIPTION OF CAPITAL STRUCTURE

Authorized Share Capital

Our authorized share capital consists of an unlimited number of Common Shares and 99,760,000 Preference Shares, issuable in series, all with no par value.  As of March 21, 2011, a total of 242,771,789 Common Shares were outstanding. No Preference Shares have been issued or are outstanding.

The following is a brief description of the significant attributes of our authorized share capital and is qualified in its entirety by reference to the detailed provisions in our charter documents.  See “ITEM 8. - CORPORATE CONSTITUTION” for additional terms and conditions relating to our authorized share capital.  The attributes of our Common Shares and our Preference Shares are set out in our charter documents, which include our Corporate Constitution.

Common Shares

The holders of our Common Shares are entitled:

•                 to one vote for each Common Share held at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;

•                 to receive any dividends that may be declared by our Board of Directors, subject to the preferential rights attaching to any shares ranking in priority to our Common Shares; and

•                 to receive, after the payment of our liabilities and subject to the rights of the holders of any shares ranking in priority to our Common Shares, all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs.

Preference Shares

Our Board of Directors may, without the approval of any of our shareholders, fix the number of shares in and determine the attributes of an individual series of Preference Shares and issue shares of such series from time to time.  The shares of each such series will be entitled to a preference over our Common Shares, but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs.

Amendments to Share Provisions and Other Matters

The provisions attaching to our Preference Shares, to a series of our Preference Shares, and to our Common Shares may not be deleted or varied without the approval of the holders of the class or series concerned.  In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, or our Common Shares may be created without the approval of the holders of the class or each series of the class concerned.  Any approval required to be given must be given by of two-thirds of the votes cast by those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

Ratings

As of the date of this Annual Information Form, we have been assigned the following senior debt credit ratings:

CREDIT RATING AGENCY	RATING(1)(2)	OUTLOOK/TREND(1)(2)
DBRS	BBB (high)	Stable
Standard & Poor’s	BBB	Positive

Notes:

(1)          Dominion Bond Rating Service’s rating of our senior debt is based on its long-term debt rating scale that ranges from “AAA” to “D”, which represents the range from highest to lowest credit quality of the long-term debt rated. Long-term debt rated in the “BBB” rating category is in the fourth highest category of the relevant scale and is considered by DBRS to be of adequate credit quality.  “High” and “low” grades are used to indicate the relative standing of credit within a particular rating category.  The lack of one of these designations indicates a rating which is in the middle of the category, excluding the AAA and D categories for which the “high”, “middle” or “low” designations are not used. The DBRS rating trends provide guidance in respect of DBRS’ opinion regarding the outlook for the rating in question, with rating trends falling into one of three categories - “Positive”, “Stable” or “Negative”. The rating trend indicates the direction in which DBRS considers the rating is headed should present tendencies continue, or in some cases, unless challenges are addressed. A “Positive” or “Negative” trend represents an indication that there is a greater likelihood that the rating could change in the future than would be the case if a “Stable” trend was assigned.

(2)          Standard & Poor’s issuer credit rating is a current opinion of our overall financial capacity (i.e. credit worthiness) to pay our financial obligations in full and on time.  This credit rating is based on a rating scale that ranges from “AAA” to “D”, which represents the range from extremely strong capacity to meet financial obligations to a failure to pay one or more financial obligations when it came due. An issuer with a long-term issuer rating in the “BBB” rating category is in the fourth highest category of the relevant scale and is considered by Standard & Poor’s to have an adequate capacity to meet its financial commitments but that adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the issuer to meet its financial obligations than issuers in higher-rated categories. The ratings from “AA” to “CCC” may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. The lack of one of these designations indicates a rating that is in the middle of the category. The S&P rating outlook assesses the potential direction of a credit rating over the intermediate term (typically six months to two years). A “Stable” outlook rating means the rating is not likely to change.

Credit ratings are intended to provide investors with an independent measure of the credit quality of debt and securities. The credit ratings assigned to us or our senior debt by the rating agencies are not recommendations to purchase, hold or sell our debt or securities, since such ratings do not address market price or suitability for a particular investor.  There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future.

ITEM 6.  MARKET FOR SECURITIES

Our Common Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the trading symbol “MG”, and on the New York Stock Exchange under the trading symbol “MGA”.

The high and low sale prices and volume of shares traded for our Common Shares, as reported by the TSX, and the high and low sale prices for our Common Shares as restated to reflect the Stock Split, for the months during the year ended December 31, 2010 were as follows:

MONTH	HIGH (CDN.$)		LOW (CDN.$)		VOLUME
	RESTATED	ACTUAL	RESTATED	ACTUAL
January	31.66	63.31	26.55	53.10	6,959,049
February	30.65	61.29	29.25	58.50	5,924,241
March	32.42	64.84	29.31	58.62	6,269,830
April	34.07	68.14	31.23	62.45	5,360,051
May	39.41	78.82	31.90	63.80	11,245,819
June	37.31	74.62	33.81	67.62	10,768,854
July	39.26	78.52	32.75	65.49	5,209,925
August	43.30	86.60	37.50	74.99	7,473,989
September	44.97	89.94	39.02	78.04	7,966,347
October	46.89	93.77	41.49	82.97	4,241,536
November (1 to 11)	50.99	101.97	45.37	90.73	2,387,105
November (12 to 30)	50.32	50.32	47.68	47.68	5,914,495
December	53.88	53.88	49.75	49.75	13,477,946

ITEM 7.  DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our Board of Directors currently consists of the following members:

NAME AND MUNICIPALITY OF RESIDENCE	DIRECTOR SINCE	PRINCIPAL OCCUPATION

MICHAEL D. HARRIS(1)(2)(3)(6) Ontario, Canada	January 7, 2003	Senior Business Advisor, Cassels Brock & Blackwell LLP (Barristers and Solicitors)

HON. J. TREVOR EYTON(4) Ontario, Canada	May 6, 2010	Corporate Director

LADY BARBARA JUDGE(5) London, United Kingdom	September 20, 2007	Chairman of the United Kingdom Pension Protection Fund

LOUIS E. LATAIF(2)(3)(4) Massachusetts, U.S.A.	May 10, 2007	Dean Emeritus of the School of Management, Boston University

DONALD RESNICK(2)(4)(5)(7) Ontario, Canada	February 25, 1982	Corporate Director

FRANK STRONACH(8)(9) Lower Austria, Austria	December 10, 1968	Partner, Stronach & Co. (Consultant)

FRANZ VRANITZKY(10) Vienna, Austria	June 11, 1997	Corporate Director

DONALD J. WALKER Ontario, Canada	November 7, 2005	Chief Executive Officer of Magna

LAWRENCE D. WORRALL(4)(5) Ontario, Canada	November 7, 2005	Corporate Director

Notes:

(1)	Lead Director.
(2)	Member of the Corporate Governance and Compensation Committee.
(3)	Member of the Nominating Committee.
(4)	Member of the Audit Committee.
(5)	Member of the Health and Safety and Environmental Committee.
(6)

Mr. Harris was a director of Grant Forest Products Inc., which sought and obtained protection under the Companies’ Creditors Arrangement Act in Canada (“CCAA”) on June 25, 2009. Mr. Harris was also a director of Naturade, Inc. (“Naturade”) until August 6, 2009. Within a year following his resignation as a director, Naturade filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.

(7)

Mr. Resnick served as a director of Ntex Incorporated, which was subject to cease trade orders in Ontario, Alberta and British Columbia in mid-2002 for failure to file financial statements.  These cease trade orders were never revoked as Ntex made an assignment in bankruptcy in June 2003.  Mr. Resnick resigned as a director of Ntex in June 2002.

(8)

Mr. Stronach is party to certain consulting, business development and business services agreements with us. See “ITEM 10.  INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS”, including the documents incorporated by reference therein. In addition, the Stronach Group controls E-Car Systems, our vehicle electrification partnership. See “ITEM 3. - DESCRIPTION OF THE BUSINESS - RISK FACTORS - Risks Relating to Our Vehicle Electrification Partnership”.

(9)

Mr. Stronach was the Chairman of the Board and Chief Executive Officer of Magna Entertainment Corp. (“MEC”) when it, together with certain of its wholly-owned subsidiaries, filed voluntary petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on March 5, 2009. On that same date, MEC also sought and obtained recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice, under section 18.6 of the CCAA.

(10)	Mr. Vranitzky has indicated that he will not stand for re-election at our annual shareholders meeting to be held on May 4, 2011.

All of our directors were elected to their present terms of office by our shareholders at our Annual Meeting of Shareholders held on May 6, 2010. The term of office for each director expires at the conclusion of the next annual meeting of our shareholders.  At present, no executive committee of the Board of Directors has been constituted.

All of the directors have held the principal occupations identified above (or another position with the same employer) for not less than five years, except as follows:

•                Mr. Harris was a consultant and senior business advisor with Goodmans LLP, a law firm, from 2002 until February 2009.

•                Mr. Eyton served as a Member of the Senate of Canada from 1990 until his retirement in 2009.

•                 Lady Judge served as Chairman of The Board of the UK Atomic Energy Authority from 2004 until 2010.

•                 Mr. Lataif served as Dean of The Boston University School of Management from 1991 until 2010.

Lady Judge and Messrs. Eyton, Harris, Lataif, Resnick, Vranitzky and Worrall have all been determined by our Board to be “independent directors” within the meaning of such term under applicable law.

Additional information in respect of each director nominated for election at our 2011 Annual and Special Meeting of Shareholders, including two nominees, Kurt J. Lauk and William Young, who do not presently serve on our Board, as well as the basis for the Board’s independence determination, can be found in our Management Information Circular/Proxy Statement dated March 30, 2011.

Executive Officers

Our executive officers currently consist of the following persons:

NAME AND MUNICIPALITY OF RESIDENCE	PRINCIPAL OCCUPATION

FRANK STRONACH Lower Austria, Austria	Chairman of the Board (since November 1971)

DONALD J. WALKER Ontario, Canada	Chief Executive Officer (since November 2010; previously Co-CEO since April 2005)

VINCENT J. GALIFI Ontario, Canada	Executive Vice-President (since September 1996) and Chief Financial Officer (since December 1997)

JEFFREY O. PALMER Ontario, Canada	Executive Vice-President (since January 2001) and Chief Legal Officer (since January 2008)

GUENTHER APFALTER Upper Austria, Austria	President, Magna Europe (since February 2011) and President, Magna Steyr (since January 2008)

MANFRED EIBECK Lower Austria, Austria	Executive Vice-President, Magna Europe (since November 2007) and President, Magna Russia (since February 2011)

HERBERT H. DEMEL Vienna, Austria	Executive Vice President and President, Magna China, India, South East Asia, South America and Africa (since May 2010)

MARC J. NEEB Ontario, Canada	Executive Vice-President, Global Human Resources (since January 2003)

ALON S. OSSIP Ontario, Canada	Executive Vice-President (since October 2006)

JAMES J. TOBIN, Sr. Michigan, U.S.A.	Chief Marketing Officer and President, Magna Japan and Korea (since May 2010)

TOM J. SKUDUTIS Ontario, Canada	Chief Operating Officer, Exteriors, Interiors (since May 2007) Seating, Mirrors and Closures (since May 2010)

To the extent that our executive officers have not held the offices identified above for the last five years, they have held the following offices or positions with us and/or have had the following principal occupations, during the last five years:

•                Prior to January 2008, Mr. Apfalter was President, Europe & Asia of Magna Powertrain since May 2005.

•                Prior to November 2007, Mr. Eibeck was the President, Exteriors and Interiors Europe since June 2007, President of Decoma Europe since March 2005 and Director, Production Technologies of Magna Steyr since September 2002.

•                Prior to May 2010, Mr. Demel served as Chief Operating Officer, Vehicles and Powertrain (since May 2007). He previously served as President of Magna Powertrain since June 2005.

•                Prior to October, 2006, Mr. Ossip was a partner at the law firm Goodman and Carr LLP since 1997.

•                Prior to May 2010, Mr. Tobin served as Executive Vice-President, Business Development (since December 2007), prior to which he served as Executive Vice-President, Business Development and Sales of Cosma International since January 2006.

•                Prior to May 2007, Mr. Skudutis was our Executive Vice-President, Operations since May 2001.

Beneficial Ownership of Securities

All our directors and executive officers as a group (18 persons) owned beneficially or exercised control or direction over 11,486,884 Common Shares representing approximately 4.7% of the class, as at March 22, 2011.

ITEM 8.  CORPORATE CONSTITUTION

Our Corporate Constitution forms part of our charter documents.  The Corporate Constitution defines the rights of our employees and investors to participate in our profits and growth and imposes discipline on our management. The description which follows does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the Corporate Constitution as contained in our charter documents.

Board of Directors

Our Corporate Constitution requires that a majority of the members of our Board of Directors be individuals who are not also our officers, employees or persons related to our officers or employees.

Employee Equity Participation and Profit Sharing Programs

Our Corporate Constitution requires that 10% of our qualifying Employee Pre-Tax Profits Before Profit Sharing (as defined in the Corporate Constitution) for each fiscal year be allocated in that fiscal year or the immediately following fiscal year to:

•                the employee equity participation and profit sharing programs and any other profit sharing programs we have established for our employees; and

•                our defined benefit pension plan (for participating employees).

Senior members of divisional, regional and executive management who are direct profit participators do not participate in these employee equity participation and profit sharing programs.

Dividends

Our Corporate Constitution provides that unless otherwise approved by ordinary resolution of the holders of our Common Shares, the holders of our Common Shares will be entitled to receive and we will pay, if, as and when declared by our Board of Directors out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of each fiscal year so that the aggregate of the dividends paid or payable in respect of such year is:

•                equal to at least 10% of our After-Tax Profits (as defined in the Corporate Constitution) after providing for dividends on preference shares, if any, for such year; and

•                on average, equal to at least 20% of our After-Tax Profits (as defined in the Corporate Constitution) after providing for dividends on preference shares, if any, for such fiscal year and the two immediately preceding fiscal years.

Changes in Share Capital

Except as otherwise approved by ordinary resolution of the holders of our Common Shares, our Corporate Constitution prohibits:

•                an increase in the maximum number of authorized shares of any class of our capital stock (other than our Common Shares which may be issued in an unlimited amount); and

•                the creation of any new class or series of capital stock having voting rights (other than on default in the payment of dividends) or having rights to participate in our profits (other than securities convertible into existing classes of shares or a class or series of shares having fixed dividends or dividends determined without regard to profits).

Unrelated Investments

Unless approved by ordinary resolution of the holders of our Common Shares, our Corporate Constitution prohibits us from making an investment (whether direct or indirect, by means of loans, guarantee, or otherwise) in any “unrelated business” where such an investment, together with the aggregate of all other investments in unrelated businesses on the date in question, exceeds 20% of our “available equity” at the end of the financial quarter immediately preceding the date of investment.  For purposes of our Corporate Constitution, the term “unrelated business” means any business that:

•                does not relate to the design, manufacture, distribution or sale of motor vehicles or motor vehicle parts, components, assemblies or accessories;

•                does not utilize technology, manufacturing processes, equipment or skilled personnel in a manner similar to that utilized or under development by us; or

•                does not involve the provision of products or services to our suppliers and customers, or the provision of products or services similar to those provided by our suppliers and customers from time to time.

A business will be deemed to cease to be an unrelated business for purposes of our Corporate Constitution if the net profits after tax of such business exceed on average 5% of our aggregate investment in such business for two out of any three consecutive years after the date of such investment.  For purposes of our Corporate Constitution, the term “available equity” is defined to mean our total shareholders’ equity, less the stated capital of any non-participating preference shares.

Research and Development

Our Corporate Constitution requires a minimum of 7% of our Pre-Tax Profits (as defined in the Corporate Constitution) for any fiscal year to be allocated to research and development during that fiscal year or the immediately following fiscal year.

Social Objectives

Pursuant to our Corporate Constitution, a maximum of 2% of our Pre-Tax Profits (as defined in the Corporate Constitution) for any fiscal year may be allocated to the promotion of “social objectives” during the fiscal year or the immediately following fiscal year.  For purposes of our Corporate Constitution, the term “social objectives” means objectives which, in the sole opinion of our executive management, are of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other useful nature to the communities in which we operate.

Incentive Bonuses; Management Base Salaries

Our Corporate Constitution provides that aggregate incentive bonuses paid or payable to “Corporate Management” in respect of any fiscal year will not exceed 6% of our Pre-Tax Profits Before Profit Sharing (as defined in the Corporate Constitution) for that fiscal year and that their base salaries shall be comparable to those in industry generally.  For purposes of our Corporate Constitution, “Corporate Management” means our chief executive officer, chief operating officer, chief marketing officer and chief administrative officer and any other employee designated by these persons from time to time to be included within “Corporate Management”.  For a detailed discussion of our executive compensation, see “Compensation Discussion and Analysis”, “Summary Compensation Table” and “Incentive Plan Awards” in our Management Information Circular/Proxy Statement dated March 30, 2011.

ITEM 9.  LEGAL PROCEEDINGS

KS Centoco

In November 1997, Magna and two of its subsidiaries were sued in the Ontario Superior Court of Justice by KS Centoco Ltd., an Ontario-based steering wheel manufacturer in which we have a 23% equity interest, and by Centoco Holdings Limited, the owner of the remaining 77% equity interest in KS Centoco Ltd.  In March 1999, the plaintiffs were granted leave to make substantial amendments to the original statement of claim in order to add several new defendants and claim additional remedies and, in February 2006, the plaintiffs further amended their statement of claim to add an additional remedy. The amended statement of claim alleges, among other things:

•                breach of fiduciary duty by us and two of our subsidiaries;

•                breach by us of our binding letter of intent with KS Centoco, including our covenant not to have any interest, directly or indirectly, in any entity that carries on the airbag business in North America, other than through MST Automotive Inc., a company to be 77% owned by Magna and 23% owned by Centoco Holdings;

•                the plaintiff’s exclusive entitlement to certain airbag technologies in North America pursuant to an exclusive license agreement, together with an accounting of all revenues and profits resulting from the alleged use by us, TRW Inc. and other unrelated third party automotive supplier defendants of such technology in North America;

•                a conspiracy by us, TRW and others to deprive KS Centoco of the benefits of such airbag technology in North America and to cause Centoco Holdings to sell to TRW its interest in KS Centoco in conjunction with the sale by us to TRW of our interest in MST Automotive GmbH and TEMIC Bayern-Chemie Airbag GmbH; and

•                oppression by the defendants.

The plaintiffs are seeking, among other things, damages of approximately Cdn.$3.5 billion.  We have filed an amended statement of defence and counterclaim.  Document production, completion of undertakings and examinations for discovery are substantially complete, although limited additional examinations for discovery may occur.  The trial is not expected to commence until late 2011 or early 2012, at the earliest. We believe we have valid defenses to the plaintiff’s claims and therefore intend to continue to vigorously defend this case.  At this stage of the legal proceedings, notwithstanding the amount of time which has transpired since the claim was filed, it is not possible to predict their outcome.

Other

In the ordinary course of business activities, we may become contingently liable for litigation and claims with customers, suppliers, former employees and other parties. In addition, we may be, or could become, liable to incur environmental remediation costs to bring environmental contamination levels back within acceptable legal limits. On an ongoing basis, we assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable costs and losses.

A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue. The required provision may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Warranty, Product Liability and Recall Costs

In certain circumstances, we are at risk for warranty costs, including product liability and recall costs. Due to the nature of the costs, we make our best estimate of the expected future costs, however, the ultimate amount of such costs could be materially different. We continue to experience increased customer pressure to assume greater warranty responsibility. Currently, under most customer agreements, we only account for existing or probable claims.  Under certain complete vehicle engineering and assembly contracts, we record an estimate of future warranty-related costs based on the terms of the specific customer agreements and the specific customer’s warranty experience.

ITEM 10.  INTERESTS OF MANAGEMENT AND OTHERS

IN MATERIAL TRANSACTIONS

Reference is made to the sections entitled “Management Contracts” and “Interests of Management and Other Insiders in Certain Transactions” in our Management Information Circular/Proxy Statement dated March 30, 2011 for our Annual Meeting of Shareholders to be held on May 4, 2011, which is incorporated by reference into this Annual Information Form.

ITEM 11.  TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Common Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario.  The co-transfer agent and co-registrar for our Common Shares in the United States is Computershare Trust Company, N.A., at its offices in Canton, Massachusetts.

ITEM 12.  EXPERTS

Our independent auditor is Ernst & Young LLP, which (together with its predecessor firms) has been our independent auditor since February 27, 1969.

ITEM 13.  AUDIT COMMITTEE

Our Audit Committee is comprised of Messrs. Donald Resnick (Chair), J. Trevor Eyton, Louis E. Lataif and Lawrence D. Worrall.  A copy of our Audit Committee Charter, as amended March 22, 2011, is available on our website (www.magna.com) under “Corporate Governance” and has been filed on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov/edgar) concurrently with, and is incorporated by reference into, this Annual Information Form.  Additional information about our Audit Committee is contained in the section entitled “Audit Committee and Audit Committee Report” as well as in the “Statement of Corporate Governance Practices” in our Management Information Circular/Proxy Statement dated March 30, 2011 for our Annual Meeting of Shareholders to be held on May 4, 2011, which is incorporated by reference into this Annual Information Form.

ITEM 14.  ADDITIONAL INFORMATION

Our Management Information Circular/Proxy Statement dated March 30, 2011 contains the following additional information:

•                  our directors’ and named executive officers’ remuneration and indebtedness;

•                  our voting securities and their principal holders;

•                  securities authorized for issuance under our equity-based compensation plans;

•                  our Audit Committee and its Report;

•                  our Corporate Governance Compensation Committee and its Report;

•                  our Nominating Committee and its Report;

•                  our Health and Safety and Environmental Committee and its Report;

•                  our Compensation Discussion and Analysis; and

•                  our Statement of Corporate Governance Practices.

Additional financial information about us is provided in our consolidated financial statements as at and for the three-year period ended December 31, 2010.  These documents and additional information about us may be found on SEDAR, at www.sedar.com, on EDGAR at www.sec.gov/edgar and on our website, at www.magna.com.

Any person may obtain copies of the following documents upon request from our Secretary, c/o Magna International Inc., 337 Magna Drive, Aurora, Ontario, L4G 7K1:

•                                          at any time when our securities are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of our securities,

•                                one copy of this Annual Information Form;

•                                one copy of our Annual Report to Shareholders for the year ended December 31, 2010, which contains the following items:

•                                 the “Management’s Discussion and Analysis of Results of Operations and Financial Position”, which is the only item incorporated by reference into this Annual Information Form; and

•                                 our consolidated financial statements as at and for the three-year period ended December 31, 2010;

•                                one copy of any of our interim financial statements subsequent to the financial statements for our most recently completed fiscal year;

•                                one copy of our Management Information Circular/Proxy Statement dated March 25, 2011; and

•                                one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not provided under any of the foregoing; or

•                                          at any other time, one copy of any of the documents referred to immediately above, provided that we may require payment of a reasonable charge for such copy if the request is made by a person who is not one of our security holders.

SCHEDULE A

PRINCIPAL SUBSIDIARIES

The following is a list of our principal subsidiaries as at December 31, 2010, and their respective jurisdictions of incorporation.

Parent/subsidiary relationships are identified by indentations.  The list shows the percentages of the votes attached to all voting securities, and of each class of non-voting securities, owned by us or over which control or direction is exercised by us.  Percentages represent the total equity interest in a subsidiary, which is not necessarily indicative of percentage voting control.

Subsidiaries not shown each represent less than 10% of our total consolidated revenues and total consolidated assets (although not all subsidiaries shown necessarily each represent more than 10% of our total consolidated assets and total consolidated sales) and, if considered in the aggregate as a single subsidiary, represent less than 20% of our total consolidated revenues and total consolidated assets.

SUBSIDIARY	VOTING SECURITIES	JURISDICTION OF INCORPORATION

Magna Holding of America, Inc.	100%	Delaware
Magna US Holding, Inc.	100%	Delaware
Cosma International of America, Inc.	100%	Michigan
Magna Exteriors and Interiors Holdings, Inc.	100%	Delaware
Intier Automotive of America, Inc.	100%	Delaware
Magna Mirrors of America, Inc.	100%	Michigan
Magna Powertrain USA, Inc.	100%	Delaware

Magna Exteriors and Interiors Corp.	100%	Ontario

Magna Seating Inc.	100%	Ontario

Magna International Investments S.A.	100%	Luxembourg
Magna International Automotive Holding AG	100%	Austria
Magna Automotive Holding AG	100%	Austria
Magna Metalforming AG	100%	Austria
Magna Steyr AG & Co. KG	100%	Austria
Magna Steyr Fahrzeugtechnik AG & Co. KG	100%	Austria
Magna Powertrain AG & Co. KG	100%	Austria
New Magna Investments N.V.	100%	Belgium

Magna Powertrain Inc.	100%	Ontario

Magna Structural Systems Inc.	100%	Ontario

A-1

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